Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

PROS HOLDINGS INC.,

WORLDWIDE MERGER SUB, LLC

EVERYMUNDO, LLC

AND

SETH CASSEL, SOLELY IN HIS CAPACITY AS AGENT OF THE UNITHOLDERS

Dated as of November 30, 2021

Page

    i

(continued)
Page

(continued)
Page

EXHIBITS:

A    Form of Certificate of Merger
B    Form of Transmittal Letter
C    Form of Non-Competition and Non-Solicitation Agreement
D    Form of Escrow Agreement
E    Form of UAR Termination Agreement
F    Form of Support and Release Agreement
G    Closing Working Capital
H    Form of Founder Employment Agreement
I    R&W Insurance Policy

SCHEDULES:

Disclosure Schedules
1.13(a)(iii)    List of Required Consents
1.13(a)(iv)    List of Persons Executing Employment Documents
1.13(a)(v)    List of Persons Executing Non-Competition and Non-Solicitation Agreements
1.13(a)(xiii)    List of Agreements to be Terminated

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 30, 2021 by and among PROS Holdings Inc., a Delaware corporation (the “Purchaser”), Worldwide Merger Sub, LLC, a Delaware limited liability and wholly-owned subsidiary of the Purchaser (“Merger Sub”), EveryMundo, LLC, a Florida limited liability company (the “Company”), and Seth Cassel, as agent (the “Agent”) for the holders of all of the issued and outstanding Capital Units (as defined below) of the Company (collectively, the “Unitholders”).
WHEREAS, the board of directors of the Purchaser, and the board of managers of each of Merger Sub and the Company believe it is in the best interests of each company and its respective stockholders that the Purchaser acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger;
WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding equity interests and equity-linked interests of the Company shall be converted into the right to receive the consideration set forth herein; and
NOW, THEREFORE, in consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.The Merger.
1.1The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), and the applicable provisions of the Florida Revised Limited Liability Company Act, as amended (“Florida Law”) and the Delaware Limited Liability Company Act, as amended (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company (the “Surviving Company”) and as a wholly-owned subsidiary of the Purchaser.
1.2Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures (or their electronic counterparts), on the date hereof, or at such other time and place as the parties mutually agree upon in writing. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Florida in accordance with the applicable provisions of Florida Law and Delaware Law (the time of such filing becoming effective being the “Effective Time” and the date on which such Effective Time occurs being the “Closing Date”).
1.3Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Florida Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
1.4Certificate of Formation; Limited Liability Company Agreement.
(a)At the Effective Time, the certificate of formation of the Surviving Company shall be amended and restated in its entirety to be in a form determined at the discretion of the Purchaser.
(b)At the Effective Time, the limited liability company agreement of the Surviving Company shall be amended and restated in its entirety to be in a form determined at the discretion of the Purchaser.
WEST\296407431.21    1

1.5Managers and Officers. At the Effective Time, the managers and officers of Merger Sub immediately prior to the Effective Time shall be the managers and officers, respectively, of the Surviving Company, to serve until their respective successors are duly elected or appointed and qualified.
1.6Effect on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities (in accordance with the terms of this Agreement):
(a)Class A Units. Each Class A Unit issued and outstanding as of the Effective Time shall be converted and exchanged into the right to receive (i) an amount in cash equal to the portion of the Closing Purchase Price attributable to such Class A Unit in accordance with the Payment Schedule, without interest, plus (ii) a contingent right to receive a portion of any amount distributed to the Unitholders pursuant to Section 1.11(b), if any, in accordance with the Payment Schedule minus (iii) any amounts payable by the Unitholders pursuant to Section 1.11(b) in accordance with the Payment Schedule, without interest, plus (iv) a contingent right to receive any portions of the Indemnity Escrow Amount actually distributed to Unitholders from the Indemnity Escrow Fund, respectively, in accordance with the Payment Schedule plus (v) a contingent right to receive a portion of the Equity Consideration, in accordance with Section 4.3 and the Payment Schedule.
(b)Cancellation of Treasury Stock. All Class B Units that are owned by the Company as treasury units shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)UARs.
(i)Vested UARs. Prior to the Closing, the Company shall take all actions necessary, pursuant to the terms and conditions of the UAR Plan and conditioned upon the occurrence of the Closing, to (x) accelerate the exercisability and vesting of each outstanding UAR and (y) unilaterally cancel and terminate each unexpired, unexercised, vested and exercisable UAR outstanding immediately prior to the Effective Time, taking into account such acceleration (each such UAR, or vested portion thereof, a “Vested UAR”) in exchange for the payment of cash consideration (the “Vested UAR Consideration”) equal to the portion of the Closing Purchase Price attributable to such UAR in accordance with the Payment Schedule, without interest; provided, for the avoidance of doubt, holders of UARs shall receive cash in lieu of Equity Consideration; provided, further, that the payment of the Vested UAR Consideration for each Company UAR Holder shall be conditioned upon the occurrence of the Closing and the delivery by the Company of such documents, records and other information required pursuant to Section 1.6(c)(ii).
(ii)Necessary Actions. At the Closing, the Company shall provide to Purchaser such documents, records and other information as is reasonably necessary or appropriate or as shall be reasonably requested by Purchaser, and shall take all actions reasonably necessary to give effect to the foregoing provisions of Section 1.6(c)(i), including obtaining all necessary consents (if any) and causing to be effected any necessary amendments to or the termination of any UARs and the UAR Plan.
(d)Units of Merger Sub. At the Effective Time, all of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for all of the membership interests of the Surviving Company.
(e)Maximum Consideration. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate amount paid to the Unitholders and Company UAR Holders (collectively, the “Equityholders”) at Closing exceed the Closing Purchase Price.
1.7Closing Purchase Price. Subject to Sections 1.10 and 1.11, the aggregate consideration to be paid by the Purchaser at the Closing (the “Closing Purchase Price”) shall consist of an aggregate amount equal to (i) the Cash Consideration, minus (ii) $100,000 (the “Purchase Price Adjustment Escrow”), minus (iii) $450,000 (the “Indemnity Escrow Amount”). The Indemnity Escrow Amount and the Purchase Price Escrow will be deposited by the Purchaser in escrow pursuant to

Section 1.13(b)(i) to be held by Wilmington Trust, N.A. (the “Escrow Agent”) pursuant to the terms of this Agreement and the Escrow Agreement.
1.8Allocation of Consideration. Concurrently with the delivery of the Closing Certificate, the Company shall deliver to the Purchaser a true and correct funds flow statement, in form and substance reasonably acceptable to the Purchaser (the “Payment Schedule”), which shall take into account any reasonable comments from the Purchaser that the Company shall determine in good faith are appropriate to ensure that the items set forth therein conform with the provisions of this Agreement and the Company LLCA, setting forth with respect to each Equityholder and each Person to whom any Company Transaction Expense and Closing Indebtedness is payable or due at Closing, the amounts payable to each such Person in accordance with the terms of this Agreement and payment instructions with respect to each such payee, and setting forth the Percentage for each Unitholder. Notwithstanding anything to the contrary herein or in the Company LLCA, Purchaser, Merger Sub, the Surviving Company and the Agent shall be entitled to rely on the Payment Schedule as conclusive evidence of amounts payable to the Equityholders pursuant to this Agreement.
1.9Vested UARs. On the Closing Date, the Company shall pay to each holder of a Vested UAR, via check or wire transfer, the applicable Vested UAR Consideration (less applicable withholdings with respect to such Vested UAR), which aggregate Vested UAR Consideration amount shall be set forth on the Payment Schedule. In the event of a conflict between the Payment Schedule and the provisions of this Agreement, the Payment Schedule shall control. Notwithstanding anything to the contrary herein, Purchaser, Merger Sub, the Surviving Company and the Agent shall be entitled to rely on the Payment Schedule as conclusive evidence of amounts payable to the holders of Vested UARs pursuant to this Agreement.
1.10Cash, Debt and Working Capital Estimates. At least one (1) Business Day prior to the date hereof, the Company has estimated in good faith the amount of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, and has delivered to the Purchaser a certificate (the “Closing Certificate”) setting forth such estimates, together with a calculation of the Estimated Purchase Price, all prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end; provided that to the extent such methodologies deviate from GAAP, such estimates shall be prepared in accordance with GAAP. The Closing Certificate shall be accompanied by executed payoff letters, in form and substance reasonably satisfactory to the Purchaser, from each holder of Closing Indebtedness. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness,” “Estimated Closing Working Capital,” and “Estimated Company Transaction Expenses” mean the estimates of the Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses, respectively, set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Closing Purchase Price calculated as set forth in Section 1.7, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, that the Closing Working Capital is equal to the Estimated Closing Working Capital and that the Company Transaction Expenses are equal to the Estimated Company Transaction Expenses. The Purchaser and its representatives, including the Purchaser’s independent accountants, will be entitled to review all work papers of the Company and its representatives, including its independent accountants, prepared in connection with the delivery of the Closing Certificate.
1.11Post-Closing Adjustments.
(a)Adjustment Statement. Within ninety (90) days after the Closing Date, the Purchaser shall cause the Surviving Company to prepare and deliver to the Agent an adjustment statement of the Company, setting forth its calculation of the amount of the Closing Cash, the Closing Indebtedness, the Closing Working Capital and the Company Transaction Expenses, respectively, and, based on such calculations, the Purchaser’s written calculation of the Closing Purchase Price and the adjustment necessary to reconcile the Estimated Purchase Price to the Closing Purchase Price (the “Adjustment Statement”), together with a certificate of an executive officer of the Purchaser certifying that such calculations were prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end of the Company (provided that to the extent such calculations deviate from GAAP, such calculations shall be prepared in accordance with GAAP). Following the delivery of the Adjustment Statement to the Agent, the Purchaser and the Surviving Company shall afford the Agent the opportunity to examine the statements and such supporting schedules, analyses, and other underlying records or documentation as are reasonably necessary and appropriate. The Purchaser and the Surviving Company shall reasonably cooperate with the Agent in such examination. If within thirty (30) days following delivery of such Adjustment Statement to the Agent, the Agent has not delivered to the Purchaser a written objection notice setting forth in reasonable detail the reasons for which the Agent does not agree with the calculation of the Adjustment Statement, then the Adjustment Statement shall be deemed final and binding on the parties. If the Agent delivers the written objection notice prior to the end of such thirty (30)-day period, then the Purchaser and the Agent shall endeavor in good faith to resolve the objections. In the event the Purchaser and the Agent are unable to agree on the Adjustment Statement calculations after good faith negotiations for a period not to exceed thirty (30) days, the remaining disputes will be resolved pursuant to Section 1.12.
(b)Adjustment of Closing Purchase Price. If the Closing Purchase Price, as finally determined, is greater than or equal to the Estimated Purchase Price, then the Purchaser and the Agent shall deliver a joint written instruction executed by the Purchaser and the Agent to the Escrow Agent, in the form provided for in, and pursuant to and in accordance with the terms of, the Escrow Agreement, requesting the Escrow Agent to release to each Unitholder that portion of Purchase Price Adjustment Escrow allocable to each of them. Without limiting the foregoing, if the difference between the Closing Purchase Price and the Estimated Purchase Price is greater than the Purchase Price Adjustment Escrow (an “Underpayment”), then Purchaser shall pay, by means of a wire transfer of immediately available funds, to each Unitholder that portion of such Underpayment allocable to each of them. If the Closing Purchase Price, as finally determined, is less than the Estimated Purchase Price (an “Overpayment”), then the Purchaser and the Agent shall deliver a joint written instruction, in the form provided for in, and pursuant to and in accordance with the terms of, the Escrow Agreement, requesting the Escrow Agent to release an amount equal to the Overpayment to the Purchaser and distribute to each Unitholder that portion of the remainder of the Purchase Price Adjustment Escrow, if any, allocable to each of them. Without limiting the foregoing, if the Overpayment is greater than the Purchase Price Adjustment Escrow, then (1) the Purchaser and the Agent shall deliver a joint written instruction, in the form provided for in, and pursuant to and in accordance with the terms of, the Escrow Agreement, instructing the Escrow Agent to disburse from the Escrow Fund, by means of a wire transfer of immediately available funds, the amount of such Purchase Price Adjustment Escrow to the Purchaser and (2) the Purchaser may require each Unitholder to pay its Percentage of such difference to the Purchaser by means of a wire transfer of immediately available funds to an account designated by the Purchaser, in which case each such Unitholder shall make such payment as directed by the Purchaser. Any payments required to be made under this Section 1.11(b) shall be payable no later five (5) Business Days after the determination of such amounts.
(c)Adjustments for Tax Purposes. Any payments made to the Unitholders pursuant to this Section 1.11 shall be treated as an adjustment to the purchase price by the parties for Tax purposes, unless otherwise required by Law.
1.12Accounting Dispute Resolution. If there are remaining disputes under Section 1.11(a), the Purchaser and the Agent shall submit the disputed items (and only the disputed items) for resolution to Grant Thornton LLP (the “Independent Accounting Firm”), who, acting as experts and not arbitrators, shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. The Independent Accounting Firm shall determine any disputed items (and only the disputed items) within thirty (30) days after they are submitted to it, and their decision for each disputed amount must be within the range of values assigned to each such item in the Adjustment Statement and the Agent’s statement of objections, respectively. If any disputed items are submitted to the Independent Accounting Firm for resolution, (i) the proceedings, if any, shall be held remotely by videoconference, conference call or other means of electronic communication, (ii) each party shall furnish to the Independent Accounting Firm such work papers and other documents and information relating to such objections as the Independent Accounting Firm may reasonably request and are available to that party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination of the matters in dispute and to discuss such determination with the Independent Accounting Firm, (iii) each of the parties shall assign a value to each disputed item and the Independent Accounting Firm shall determine each disputed item separately (based on the determination that most closely complies with the terms of this Agreement) but shall not assign a value to any disputed item that is greater than the greatest value for such disputed item assigned to it by either party or less than the smallest value for such disputed item assigned to it by either party, (iv) the Independent Accounting Firm shall make its calculation of the disputed items (and of the Closing Purchase Price based thereon) in accordance with this Agreement (and consistent with the applicable definitions set forth herein) and shall set forth such calculation in reasonable detail in a written notice and deliver such written notice to both parties, and such calculation shall (except in the case of Fraud or manifest error) be binding and conclusive on the parties and constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. The Purchaser and the Agent, on behalf of the Unitholders, shall each bear its own fees and expenses in connection with any such proceeding; provided, however, that the fees and expenses of the Independent Accounting Firm shall be borne by the Purchaser and the Agent (on behalf of the Unitholders) based upon the percentage that the amount actually contested but not awarded to the Agent or the Purchaser, respectively, bears to the aggregate amount actually contested by the Agent and the Purchaser.
1.13Closing Deliveries.
(a)Company Deliveries. At the Closing, the Company shall deliver to the Purchaser:
(i)Transmittal Letters substantially in the form attached hereto as Exhibit B (the “Transmittal Letters”), executed by each Unitholder, together with executed instruments of transfer, if appropriate, and any other documents as may be reasonably requested by Purchaser to effectuate the transfer of the Class A Units.
(ii)A certificate of the Managers of the Company certifying that attached thereto are (A) true and complete copies of the Organizational Documents of the Company and its Subsidiaries, (B) true and complete copies of resolutions of the board of managers of the Company unanimously approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect, and (C) true and complete copies of resolutions of the requisite majority of the Unitholders of the Company, pursuant to applicable Law and the Organizational Documents, representing 100% of the proceeds payable to the Unitholders in accordance with the terms of this Agreement, approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements (the “Written Consent”) and certifying that such resolutions were duly adopted, have not been amended or rescinded, and are in full force and effect.
(iii)Evidence of the consent or approval of each Person that is a party to a Contract (including evidence of the payment or any required payment) and whose consent or approval is required to be set forth on Schedule 1.13(a)(iii), and such consent or approval will be in form and substance reasonably satisfactory to the Purchaser.
(iv)A copy of Purchaser’s form offer letter and employer proprietary invention assignment agreement (the “Employment Documents”), duly executed and delivered by the individuals set forth on Schedule 1.13(a)(iv).
(v)A copy of the non-competition and non-solicitation agreement, in the form attached hereto as Exhibit C (the “Non-Competition and Non-Solicitation Agreement”), duly executed and delivered by each of the Persons set forth on Schedule 1.13(a)(v).
(vi)A certificate of good standing as of a date within five (5) Business Days prior to Closing from the Secretary of State in each state where the Company and each of its Subsidiaries is incorporated, organized or qualified to do business.

(vii)A properly completed and executed IRS Form W-9 from each Unitholder dated as of the Closing Date establishing that such Unitholder is not a “foreign person” as defined in Section 1445 of the Code and not subject to back-up withholding Tax.
(viii)A copy of the escrow agreement, in the form attached hereto as Exhibit D the “Escrow Agreement”), duly executed by the Agent.
(ix)A non-revocable UAR Termination Agreement, in substantially the form attached hereto as Exhibit E (a “UAR Termination Agreement”), duly executed by each Company UAR Holder and the Company.
(x)A Support and Release Agreement, in substantially the form attached hereto as Exhibit F (a “Support and Release Agreement”), duly executed by each Unitholder and each Founder.
(xi)A copy of each Founder Employment Agreement, duly executed by Purchaser and the Founder party thereto.
(xii)Written resignations of each manager and officer of the Company and its Subsidiaries (unless the Purchaser has otherwise notified the Company in writing prior to the Closing), which such resignations shall be effective as of the Closing.
(xiii)Evidence of the termination of the agreements set forth on Schedule 1.13(a)(xiii).
(b)Purchaser Deliveries. At the Closing, the Purchaser shall deliver:
(i)To each Unitholder, by wire transfer of immediately available funds, the Closing Purchase Price to which such Unitholder is entitled in accordance with the Payment Schedule and this Agreement.
(ii)To the Company, on behalf of the Company UAR Holders, by wire transfer of immediately available funds, the aggregate Vested UAR Consideration payable to the Company UAR Holders.
(iii)To each Person to whom any Company Transaction Expense or Closing Indebtedness is payable or due at Closing as set forth on the Payment Schedule, the amount of the Company Transaction Expense and/or Company Indebtedness set forth thereon, by wire transfer of immediately available funds (other than Taxes, which shall be timely paid when due and payable).
(iv)To the Escrow Agent, the Indemnity Escrow Amount and Purchase Price Adjustment Escrow, by wire transfer of immediately available funds.
(v)To the Agent and the Escrow Agent, a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.
(vi)To the Agent, a copy of each Non-Competition and Non-Solicitation Agreement, duly executed by the Purchaser.
(vii)To the Agent, a copy of each Support and Release Agreement, duly executed by the Purchaser.
(viii)To the Agent, evidence reasonably satisfactory to the Agent of the conditional binding of the R&W Insurance Policy.
(ix)To the relevant Founder, a copy of each Founder Employment Agreement, duly executed by Purchaser and the Founder party thereto.

(x)Evidence of the termination of the agreements set forth on Schedule 1.13(a)(xiii).
1.14Required Withholding. Notwithstanding anything in this Agreement to the contrary, the Purchaser, the Company, the Surviving Company and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement or any other Transaction Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments to such Person under the Code or under any other applicable Tax Law; provided, that Purchaser shall use commercially reasonable efforts to give the Agent notice of its intent to so deduct and withhold prior to effecting (or allowing to be effected by any Person) any such deduction or withholding (other than with respect to any compensatory payments, including as made in respect of the Company UAR Holders) and shall cooperate in good faith with the Agent to minimize any required deduction or withholding. To the extent that amounts are so withheld or deducted, such amounts shall be treated for all purposes of this Agreement or such other Transaction Agreement as having been paid to the applicable Person for which such withholding or deduction was made, and such amounts shall be delivered by the Purchaser, the Company, the Surviving Company, the Paying Agent or the Escrow Agent, as appropriate, to the applicable taxing authority.
1.15No Dissenters’ Rights or Appraisal Rights. No Equityholder or any other Person shall be entitled to any dissenters’ rights, appraisal rights or any similar remedy in connection with the Merger under Florida Law, any other applicable Laws, any Contract of the Company or any of the Organizational Documents.
1.16Defined Terms Used in this Agreement. In addition to the terms defined above and throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:
“Accounts” has the meaning set forth in Section 2.6(d).
“Accrued Tax Liabilities” means Taxes (if any) of the Company attributable a Pre-Closing Tax Period that remain unpaid as of immediately prior to the Closing, provided that such amount (A) shall be calculated in accordance with the past practices of the Company with respect to Tax payment and Tax Return filing obligations, (B) shall take into account and be reduced by any Tax credits or other prepaid amounts (including estimated Taxes), (C) shall take into account and be reduced by any Transaction Tax Deductions to the extent applicable and (D) shall not take into account and be increased by any Sales Tax Liability or Deferred Payroll Taxes.
“Adjustment Statement” has the meaning set forth in Section 1.11(a).
“Adjustment Time” means 12:01 a.m. (Miami, Florida time) on the Closing Date; provided, however, that, notwithstanding the foregoing, all effects arising from the consummation of the Transactions will be disregarded for the purposes of any determination of the Cash Amount and Working Capital as of the Adjustment Time; provided, further, the Company shall not distribute Cash to its Unitholders or Company UAR Holders or otherwise take any actions outside of the ordinary course of Business (other than consummating the Transactions as contemplated by this Agreement) between the Adjustment Time and the Closing.
“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.
“Agent” has the meaning set forth in the Preamble.
“Agent Group” has the meaning set forth in Section 6.2.
“Agreement” has the meaning set forth in the Preamble.
“Bankruptcy and Equity Exceptions” in Section 3.2.

“Business Day” means any day of the year on which national banking institutions in Houston, Texas and Miami, Florida are open to the public for conducting business and are not required or authorized to be closed under applicable Law.
“Cap” means any applicable maximum aggregate liability as set forth in Section 5.4.
“Capital Units” means the Class A Units and the Class B Units.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), including the Paycheck Protection Program Flexibility Act (P.L.116-142), and any legislative or regulatory guidance issued pursuant thereto.
“Cash Consideration” means an amount equal to (i) $80,000,000, plus (ii) an amount equal to the Closing Cash, minus (iii) an amount equal to the Closing Indebtedness, plus (iv) the Working Capital Adjustment Amount (regardless of whether a positive or negative number), and minus (v) an amount equal to the Company Transaction Expenses.
“Cause” means, with respect to a Founder, (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company or any of its affiliates by the Founder, which use or disclosure causes material harm to the Company or any of its affiliates; (b) conviction of or a plea of “guilty” or “no contest” to a felony, or any other crime involving dishonesty or moral turpitude under the laws of the United States; (c) any intentional wrongdoing by the Founder, whether by omission or commission, which adversely affects the business or affairs of the Company or any of its affiliates; (d) continued failure to perform assigned duties (other than by reason of Disability) or comply with any Company or Purchaser policy after receiving written notification and following a reasonable cure period; (e) any material breach by Founder of the applicable Founder Employment Agreement or any other agreement between the Founder and the Company or any of its affiliates after receiving written notification and following a reasonable cure period, if such breach is curable; (f) any failure to cooperate in good faith with the Company or any of its affiliates in any governmental investigation or formal proceeding, if the Company or any of its affiliates has requested the Founder’s cooperation.
“Certificate of Merger” has the meaning set forth in Section 1.1.
“Claim Notice” has the meaning set forth in Section 5.3(b).
“Class A Units” means the Class A Units (as defined in the Company LLCA).
“Class B Units” means the Class B Units (as defined in the Company LLCA).
“Closing” has the meaning set forth in Section 1.2.
“Closing Cash” means the cash and cash equivalents of the Company and its Subsidiaries as of Adjustment Time, determined in accordance with GAAP, but without giving effect to the transactions contemplated hereby and excluding any restricted cash or cash equivalents and cash held outside of the United States which would be subject to Tax if distributed to the Company, in each case, as of the Adjustment Time. For purposes of this Agreement, Closing Cash shall be calculated in the same manner in which such amount has been calculated by the Company and its Subsidiaries consistent with past practices and as reflected in the Financial Statements; provided that to the extent such calculations deviate from GAAP, such calculations shall be prepared in accordance with GAAP. For the avoidance of doubt, the Cash Amount shall be calculated (a) net of issued but uncleared checks and wire transfers sent by the Company but not yet cleared, bank overdrafts and negative cash balances in other accounts and (b) increased by checks, wire transfers and drafts which have been received by the Company but not yet cleared, in each case, as of the Adjustment Time.
“Closing Certificate” has the meaning set forth in Section 1.10.

“Closing Date” has the meaning set forth in Section 1.2.
“Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of the Adjustment Time, but without giving effect to the transaction contemplated hereby.
“Closing Purchase Price” has the meaning set forth in Section 1.7.
“Closing Working Capital” means, as of the Adjustment Time, (a) the Company’s and its Subsidiaries’ current assets (excluding Closing Cash, the cash clearing account and Tax assets (whether current or deferred); provided, however, that the Sales Tax Receivable shall be included) minus (b) the Company’s and its Subsidiaries’ current liabilities (including Accrued Tax Liabilities, Deferred Payroll Taxes and the Sales Tax Liability but excluding capital lease obligations, Company Transaction Expenses, and Closing Indebtedness, and other Tax liabilities (whether current or deferred)) calculated in accordance with GAAP, as shown in Exhibit G, but without giving effect to the transactions contemplated hereby. For purposes of this Agreement, Closing Working Capital shall be calculated in the same manner in which such amount has been calculated by the Company and its Subsidiaries consistent with past practices and as reflected in the Financial Statements; provided that to the extent such calculations deviate from GAAP, such calculations shall be prepared in accordance with GAAP. Closing Working Capital shall not include any amounts included in Indebtedness. For the avoidance of doubt, the parties acknowledge that following the Closing, at Purchaser’s request, the Company will maintain $2.5 million in cash on its balance sheet.
“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state Law.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for employment (excluding any Employee Agreements or other offer letters for at-will employment that do not contain prior notice, severance and/or change of control provisions), compensation, severance, change of control pay, retention pay, termination pay, prior notice (or pay in lieu), deferred compensation, performance awards, stock or stock related awards, pension benefits, welfare benefits, material fringe benefits or other material employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), which is maintained, contributed to, or required to be contributed to, by the Company, the Company’s Subsidiaries or any ERISA Affiliate (with respect to ERISA Affiliates, Company Employee Plan only includes plans that are subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or Section 430 of the Code) for the benefit of any Employee, or with respect to which the Company, the Company’s Subsidiaries or any ERISA Affiliate has or may reasonably be expected to have any liability.
“Company Insurance Policies” has the meaning set forth in Section 2.15.
“Company Intellectual Property” means any and all Intellectual Property used or held for use by the Company or its Subsidiaries, or necessary to the conduct of the Company’s or its Subsidiaries’ business as currently conducted.
“Company LLCA” means the operating agreement of the Company, as amended from time to time.
“Company Owned IP” means any and all Intellectual Property that is owned by, purported to be owned by (in each case whether owned singularly or jointly with a third party or parties), filed by, assigned to, or held in the name of, the Company or its Subsidiaries.

“Company Products” means any and all products (including Software) and services (including Software as a service) developed (including products and services for which development is ongoing), including any plugins, libraries and APIs, manufactured, deployed, made commercially available, marketed, distributed, provided, hosted, supported, sold, offered for sale, imported or exported for resale, or licensed out by or on behalf of the Company or its Subsidiaries, or with respect to which the Company or its Subsidiaries currently intends to do the same.
“Company Registered IP” means any and all Company Owned IP that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Body or quasi-public legal authority (including domain name registrars) and any applications for any of the foregoing.
“Company Standard T&Cs” has the meaning set forth in Section 2.26.
“Company Transaction Expense” means all fees, expenses, costs and payments incurred by or on behalf of the Company and/or its Subsidiaries in connection with the authorization, negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby at or prior to the Effective Time (but which are not paid at or prior to the Effective Time) or for which the Company or its Subsidiaries is or may be liable, including, without limitation, (i) obligations of the Company or its Subsidiaries under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements and similar compensation obligations that were incurred pursuant to Contracts entered into prior to the Closing and are payable to any Person upon, or in connection with, the transactions contemplated hereby; (ii) the employer-paid portion of any employment and payroll Taxes that are imposed on the Company or its Subsidiaries in connection with the payment of the Closing Purchase Price or any of the obligations pursuant to clause (i), including the employer-paid portion of any employment and payroll Taxes arising out of payments to the Company UAR Holders; (iii) one hundred percent (100%) of the fees and expenses of the D&O Tail or any other run-off or tail policy; and (iv) fifty percent (50%) of the fees and expenses of the Escrow Agent.
“Company UAR Holder” means a holder of UARs.
“Confidential Information” has the meaning set forth in Section 4.2.
“Consultant Proprietary Information Agreement” has the meaning set forth in Section 2.6(k).
“Contaminants” has the meaning set forth in Section 2.6(e).
“Contract” or “contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound.
“Contributor” has the meaning set forth in Section 2.6(j).
“Control” means the ability to direct the management and policies of a Person through ownership of voting securities or other equity rights, pursuant to a written Contract, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.
“COVID-19 Quarantine Period” means, with respect to each regular work location, the period during which the state or local Governmental Body restricted nonessential work at such location.
“D&O Indemnified Parties” has the meaning set forth in Section 4.4(a).
“D&O Tail” has the meaning set forth in Section 4.4(a).
“Data” means databases, data compilations and collections, and customer and technical data.

“Data Activities” has the meaning set forth in Section 2.6(q).
“Deductible” has the meaning set forth in Section 5.4(d).
“Deferred Payroll Taxes” means (x) any Taxes payable by a Person that relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and are payable following the Closing as permitted by Section 2302(a) of the CARES Act and (y) the employee portion of any payroll Taxes for a Pre-Closing Period in respect of which any of the Companies or its Subsidiaries has deferred the payment thereof until after the Closing Date pursuant to the Payroll Tax Executive Order, in each case calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.
“Delaware Law” has the meaning set forth in Section 1.1.
“Disability” means, with respect to a Founder, the good-faith determination by the Board of Directors of Purchaser after consultation with medical personnel that the Founder (i) is unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, or (ii) is receiving income replacement benefits for a period of at least three (3) months under a Company-sponsored disability plan because of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months. In any case, if a disability is determined to trigger the payment of any “deferred compensation” as defined in Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), disability shall be determined in accordance with Section 409A.
“Disclosure Schedules” has the meaning set forth in Section 2.
“Effective Time” has the meaning set forth in Section 1.2.
“Election Notification” has the meaning set forth in Section 5.6(d).
“Employee” means any current or former officer, director, consultant, contractor or employee of the Company, the Company’s Subsidiaries or any ERISA Affiliate.
“Employee Agreement” means each management, employment, severance, change of control, separation, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other written Contract (including, any offer letter or any agreement providing for acceleration of UARs or Capital Units subject to a right of repurchase in favor of the Company or its Subsidiaries) between the Company or the Company’s Subsidiaries and any Employee and which the Company or the Company’s Subsidiaries has or may have any liability.
“Employee Proprietary Information Agreement” has the meaning set forth in Section 2.6(k).
“Employment Documents” has the meaning set forth in Section 1.13(a)(iv).
“Entity” means an association, relationship, or artificial Person through which, or by means of which, an enterprise or activity may be lawfully conducted, including, without limitation, a domestic or foreign corporation, nonprofit corporation, limited liability company, general partnership, limited partnership, business trust, association, trust, estate, joint venture, cooperative or government trust.
“Environmental Laws” has the meaning set forth in Section 2.19.
“Equity Consideration” means 273,120 shares of common stock, par value $0.001 of Purchaser (“Purchaser Common Stock”).

“Equity Interests” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated, including units thereof) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.
“Equityholders” has the meaning set forth in Section 1.6(e).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person or entity that is or was under common control with the Company or its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Escrow Agent” has the meaning set forth in Section 1.7.
“Escrow Agreement” has the meaning set forth in Section 1.13(a)(viii).
“Escrow Claim” has the meaning set forth in Section 5.6(a).
“Escrow Claim Notice” has the meaning set forth in Section 5.6(a).
“Estimated Closing Cash” has the meaning set forth in Section 1.10.
“Estimated Closing Indebtedness” has the meaning set forth in Section 1.10.
“Estimated Closing Working Capital” has the meaning set forth in Section 1.10.
“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.10.
“Estimated Purchase Price” has the meaning set forth in Section 1.10.
“FCPA” has the meaning set forth in Section 2.22.
“Financial Statements” has the meaning set forth in Section 2.11.
“First Issuance” has the meaning set forth in Section 4.3(a).
“Florida Law” has the meaning set forth in Section 1.1.
“Forward Looking Statements” has the meaning set forth in Section 3.9.
“Founders” means Anton Diego and Seth Cassel.
“Founder Employment Agreement(s)” means those certain employment agreements between Purchaser and each of the Founders dated as of the Closing Date in the form set forth on Exhibit H.
“Fraud” means actual and intentional fraud.
“Fundamental Representations” has the meaning set forth in Section 5.1.
“GAAP” means generally accepted accounting principles in the United States, as interpreted as of the date of this Agreement.
“Good Reason” means, with respect to a Founder, without the express written consent of the Founder, the occurrence of any one or more of the following: (a) a material diminution in the Founder’s authority, duties or responsibilities or the assignment of duties to the Founder that are not materially commensurate with the Founder’s position with the Company, other than where the Founder is asked to assume substantially similar duties and responsibilities in a larger entity after any change of control; (b) a material reduction by the Company of the Founder’s salary other than a reduction which is part of a general reduction affecting all employees; (c) any material breach by the Company of any provision of the applicable Founder Employment Agreement; (d) any failure by any successor corporation to assume the Company’s obligations under the applicable Founder Employment Agreement; or (e) the relocation of the principal place of the Founder’s service to a location that is more than fifty (50) miles from the Founder’s principal place of service as of the Effective Date.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Hazardous Substance” has the meaning set forth in Section 2.19.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, Public Law 104-191 and the regulations promulgated thereunder.
“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations of the Company and its Subsidiaries in respect of (a) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (b) any deferred payments for the purchase price of property or assets other than trade payables; (c) any indebtedness evidenced by any note, bond, debenture or other debt security (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (d) surety bonds, letters of credit or bankers’ acceptances or similar facilities, in each case, solely to the extent drawn upon; (e) all liability for accrued but unpaid bonuses; (f) all liability for accrued but unused paid time off; (g) any obligations with respect to any interest rate hedging, swap agreements, forward rate agreements, interest rate cap or collar agreements or other financial agreement entered into for the purpose of limiting or managing interest rate risks; and (h) guarantees by the Company or its Subsidiaries of the foregoing; provided, however, that without limiting other liabilities that are not to be included therewith, in no event will Indebtedness include: (i) any amounts included in Company Transaction Expenses; (ii) any undrawn surety bonds, letters of credit or bankers’ acceptances or similar facilities; or (iii) any fees and expenses relating to Purchaser’s or any of its Affiliates’ financing, including obtaining any consent, agreement or waiver relating thereto, for the transactions contemplated hereby.
“Indemnified Party” has the meaning set forth in Section 5.2(b).
“Indemnifying Party” has the meaning set forth in Section 5.2(b).
“Indemnity Escrow Fund” means an interest-bearing bank account established with the Escrow Agent to receive, invest, hold and disburse the Indemnity Escrow Amount.
“Independent Accounting Firm” has the meaning set forth in Section 1.12.
“Infringement” or “Infringe” means that a given item or activity directly or indirectly infringes, misappropriates, dilutes, unfairly competes with, constitutes unfair trade practices, false advertising or unauthorized use of, or otherwise violates the Intellectual Property Rights of, any Person.
“Intellectual Property” means any and all Intellectual Property Rights and Technology.
“Intellectual Property Rights” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (1) all patents and industrial designs and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (2) all trade secrets, know-how, and other confidential and proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (3) all copyrights, copyrights registrations and applications therefor (“Copyrights”); (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“URLs”); (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (6) rights of publicity; (7) all moral rights and rights of attribution; (8) all Software and computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing; and (9) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“Intended Tax Treatment” has the meaning set forth in Section 4.1(d).
“IP Representations” has the meaning set forth in Section 5.1.
“IT Systems” has the meaning set forth in Section 2.6(i).
“Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any non-executive level employee who either alone or in concert with others (including, without limitation, consultants or independent contractors) develops, invents, programs or designs any Company Intellectual Property.
“Knowledge,” including the phrase “to the Company’s Knowledge,” means the actual knowledge, after due inquiry, of each of Anton Diego, Seth Cassel, Melissa Doval Ortiz and Jordan Sidney Weitz.
“Law” foreign, federal, state or local law, statute, code, ordinance, rule, regulation, Order or other requirement.
“Lease Agreements” has the meaning set forth in Section 2.10(a).
“Leased Real Property” has the meaning set forth in Section 2.10(a).
“Liabilities” has the meaning set forth in Section 2.11.
“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.
“Loss(es)” has the meaning set forth in Section 5.2(a).
“Major Customers” has the meaning set forth in Section 2.21.
“Major Suppliers” has the meaning set forth in Section 2.21.
“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, operations or operating results of the Company and its Subsidiaries other than an adverse change or effect resulting from (i) changes adversely affecting the U.S. economy or the Company’s industry generally; (ii) the announcement or pendency of the transactions contemplated by this Agreement; (iii) any change in applicable Laws or the interpretation thereof; (iv) actions required to be taken under applicable Laws or Contracts disclosed in the Disclosure Schedules attached to this Agreement; (v) any change in GAAP; (vi) an earthquake or other natural disaster; (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America; (viii) (a) the taking of any action expressly required by this Agreement or taken at the written request of Purchaser, (b) the failure to take any action if such action is expressly prohibited by this Agreement, or (c) the negotiation or execution of this Agreement or any Transaction Agreement or announcement or consummation of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of Purchaser, including the impact thereof on the relationships, contractual or otherwise, of the Company with any of its business relations or employees; (ix) any failure, in and of itself, to meet any budgets, projections, forecasts, estimates, plans, predictions, guidance, milestones, revenue, earnings or performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or representatives) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying causes are not otherwise excluded from the definition of Material Adverse Effect); (x) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby; except, in the case of clauses (i)-(x), to the extent such change or effect impacts the Company and its Subsidiaries, in the aggregate, in a materially disproportionate manner relative to other companies in the industries or locations in which the Company or any of its Subsidiaries operates.
“Merger” has the meaning set forth in the Preamble.
“Merger Sub” has the meaning set forth in the Preamble.
“Moral Rights” means moral or equivalent rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.
“NDAs” has the meaning set forth in Section 2.8(a).
“Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Section 1.13(a)(v).
“Non-US Employee Plan” has the meaning set forth in Section 2.14(q).
“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge, or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).
“Order” or “order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Organizational Documents” means the constituent governing documents of an entity including, in the case of the Company, the Company LLCA and the certificate of formation of the Company.
“Overpayment” has the meaning set forth in Section 1.11(b).
“Partnership Tax Audit Rules” shall mean Sections 6221 through 6241 of the Code as amended by the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74, 2015 Budget Act, together with any administrative guidance issued thereunder or successor provisions and any similar provision of state or local Tax laws.
“Pass-Through Tax Return” means any income Tax Return (such as an IRS Form 1065 and associated IRS Schedules K-1 and corresponding state and local Tax Returns) filed by or with respect to the Company to the extent that (i) the Company is treated as a partnership or disregarded entity for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Return are also reflected on the income Tax Returns of the Unitholders or the direct or indirect owners of the Unitholders.
“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in light of the ongoing COVID-19 pandemic, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority.
“Payment Schedule” has the meaning set forth in Section 1.8.
“PCBs” has the meaning set forth in Section 2.19.
“Pending Claims Account” has the meaning set forth in Section 5.6(a).
“Percentage” means, with respect to a particular Unitholder and as of a particular date, the fraction (expressed as a percentage) represented by (a) the aggregate Closing Purchase Price paid to such Unitholder as of such date divided by (b) aggregate Closing Purchase Price paid to all Unitholders as of such date.
“Permitted Liens” (i) any restriction on transfer arising under applicable securities Laws; (ii) Liens for Taxes not yet delinquent or for Taxes being contested in good faith through appropriate proceedings, in each case for which there have been accruals in accordance with GAAP; (iii) customary Liens of lessors, lessees, sublessors or sublessees arising under lease arrangements that have not been breached; (iv) mechanics Liens and similar Liens for labor, materials, or supplies arising in the ordinary course of business for amounts not yet due and payable and which would not be material to the Company or which are being contested in good faith by appropriate proceedings; (v) zoning, building codes, and other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property and which are not violated in any material respect by the current use and operation of such Leased Real Property or the operation of the business of the Company; (vi) minor easements, servitudes, covenants, conditions, restrictions, and other similar non-monetary matters affecting title to any assets of the Company and other title defects that do not materially impair the use or occupancy of such assets in the operation of the business of the Company; (vii) with respect to the Leased Real Property, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee; and (viii) Liens that will be terminated at or prior to the Closing.
“Person” means a natural person or an Entity.
“Personal Data” means, (a) any information that, alone or in combination with other information held by the Company and its Subsidiaries, can be used to specifically identify a Person, household or a specific device, (b) any information, excluding aggregate or de-identified data that has been aggregated or de-identified in compliance with applicable Privacy Laws if required thereunder, to the extent such information is expressly defined as “personal data”, “personally identifiable data”, “personal information”, or “non-public personal information” under applicable Privacy Laws, Privacy and Data Security Policies or Privacy Agreements, (c) any information collected automatically, including data collected through a mobile or other electronic device, to the extent such information is expressly defined as “personal data”, “personally identifiable data”, “personal information”, or “non-public personal information” under applicable Privacy Laws, Privacy and Data Security Policies or Privacy Agreements, (d) any other data that is defined as “personal data”, “personally identifiable data”, “personal information”, or “non-public personal information” under applicable Privacy Laws, Privacy and Data Security Policies or Privacy Agreements.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle

Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.
“Pre-Closing Taxes” means, without duplication, all Taxes (or the non-payment thereof) for which the Unitholders or the Company are liable (i) with respect to any Pre-Closing Tax Period; (ii) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing; (iii) as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business and not principally concerning Taxes) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; and (iv) arising out of or resulting from the transactions contemplated hereby (except as set forth at Section 4.1(i)), in each case, together with any interest, penalties and additions to Tax with respect to any of the foregoing, but excluding any Taxes included in Closing Indebtedness, Company Transaction Expenses or Closing Working Capital (each as finally determined).
“Privacy Agreements” means Contracts (or portions thereof) to which the Company or any of its Subsidiaries is a party that are applicable to Data Activities performed by or on behalf of Company or its Subsidiaries, including the Company’s or its Subsidiaries’ contractual commitments to third party analytics and advertising providers.
“Privacy and Data Security Policies” has the meaning set forth in Section 2.6(r).
“Privacy Laws” has the meaning set forth in Section 2.6(q).
“Privacy Shield” has the meaning set forth in Section 2.6(w).
“Purchase Price Allocation” has the meaning set forth in Section 4.1(g).
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Indemnified Party(ies)” has the meaning set forth in Section 5.2(a).
“Purchaser Indemnifying Party(ies)” has the meaning set forth in Section 5.2(b).
“Purchaser Tax Returns” has the meaning set forth in Section 4.1(b).
“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy issued and bound no later than the Closing Date in substantially the same form as attached as Exhibit I.
“R&W Insurance Policy Binder Agreement” means that binder of insurance, confirmation of coverage, or similar document evidencing the terms and conditions on which the R&W Insurance Policy will be bound and under which it will be issued.
“Sales Tax Liability” means the sales tax liabilities owed by the Company in the states of Massachusetts, Pennsylvania, and Washington for a Pre-Closing Tax Period. For purposes of Estimated Closing Working Capital, the Sales Tax Liability will be an amount equal to $150,000.00.
“Sales Tax Receivable” means any amount received or expected to be received by the Company from airlines that is intended to reimburse or indemnify the Company for the Sales Tax Liability. For purposes of Estimated Closing Working Capital, the Sales Tax Receivable will be an amount equal to $150,000.00.
“Second Issuance” has meaning set forth in Section 4.3(b).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Returns” has the meaning set forth in Section 4.1(a).
“Sexual Misconduct Allegation” has the meaning set forth in Section 2.14(j).
“Shrink-Wrap Code License” means a license agreement for Shrink-Wrap Code.
“Shrink-Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than $10,000 for a perpetual license for a single user or workstation (or $100,000 in the aggregate for all users and workstations) under standard terms and conditions.
“Social Media Terms” has meaning set forth in Section 2.6(d)
“Software” means software, firmware, computer programs, and applications (including source code, executable or object code, architecture, algorithms, computerized databases, plugins, software libraries, subroutines, software tools, and APIs), and related documentation.
“Statutory Representations” has the meaning set forth in Section 5.1.
“Subsidiary(ies)” means any Entity Controlled, directly or indirectly, by another Person.
“Support and Release Agreement” has the meaning set forth in Section 1.13(a)(x).
“Survival Period” has the meaning set forth in Section 5.1.
“Surviving Company” has the meaning set forth in Section 1.1.
“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments in the nature of taxes, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment related tax (including employee withholding or employer payroll tax or FICA), social security, unemployment, production, capital gains, goods and services, alternative or add-on minimum, environmental, excise, escheat, unclaimed property obligation, severance, stamp, occupation, property and estimated taxes, withholding or backup withholding, severance tax, customs duties, fees, and any other governmental charges in the nature of taxes, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision) or otherwise.
“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Technology” means (i) Software, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, (vi) devices, prototypes, designs and schematics, and (vii) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.
“Termination Costs” has the meaning set forth in Section 4.8.
“Third Party Claim” has the meaning set forth in Section 5.3(b).
“Transaction Agreements” means this Agreement and any agreement entered into in connection with or pursuant to this Agreement, including, without limitation, the Escrow Agreement, each Non-

Competition Agreement and Non-Solicitation Agreement, each Support and Release Agreement, and any amendments to the foregoing.
“Transaction Tax Deductions” has the meaning set forth in Section 4.1(j).
“Transfer Taxes” has the meaning set forth in Section 4.1(i).
“UAR Plan” means the EveryMundo, LLC, 2016 Unit Appreciation Rights Plan.
“UAR Termination Agreement” has the meaning set forth in Section 1.13(a)(ix).
“UARs” means unit appreciation rights with respect to Class B Units.
“Underpayment” has the meaning set forth in Section 1.11(b).
“Unitholder Indemnified Party(ies)” has the meaning set forth in Section 5.2(b).
“Unitholder Indemnifying Party(ies)” has the meaning set forth in Section 5.2(a).
“Unitholders” has the meaning set forth in the Preamble.
“Unlisted Licenses” has meaning set forth in Section 2.8(a).
“VAT” has the meaning set forth in Section 2.16(l).
“Vested UAR” has the meaning set forth in Section 1.6(c)(i).
“Vested UAR Consideration” has the meaning set forth in Section 1.6(c)(i).
“Working Capital Adjustment Amount” means an amount (which may be a positive or negative number) equal to (i) if the Closing Working Capital is greater than the Working Capital Target Upper Bound, an amount equal to the Closing Working Capital minus the Working Capital Target Upper Bound (which Working Capital Adjustment Amount, for the avoidance of doubt, will be a positive number), (ii) if the Closing Working Capital is less than the Working Capital Target Lower Bound, an amount equal to the Closing Working Capital minus the Working Capital Target Lower Bound (which Working Capital Adjustment Amount, for the avoidance of doubt, will be a negative number), or (iii) if the Closing Working Capital is equal to the Working Capital Target, zero ($0.00).
“Working Capital Target Lower Bound” means -$1,377,784.00.
“Working Capital Target Upper Bound” means -$377,784.00.
“Written Consent” has the meaning set forth in Section 1.13(a)(ii).
“401(k) Plan” has the meaning set forth in Section 4.8.
2.Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth in the disclosure schedules hereto (the “Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, that the following representations are true and correct as of the Closing Date (the term “Company” shall include any Subsidiaries of the Company, mutatis mutandis, except where the context dictates otherwise):
2.1    Organization, Good Standing, Corporate Power and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Florida. Each Subsidiary of the Company is an entity duly organized and validly existing under the Laws of its jurisdiction of organization or formation. The Company and each of its Subsidiaries have all requisite corporate or limited liability company, as applicable, authority to carry on its business as currently conducted and as proposed to be conducted. The Company and each of its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would be material to the Company and its Subsidiaries taken as a whole.
2.2    Capitalization. Section 2.2 of the Disclosure Schedules sets forth a true and complete list of the number of issued and outstanding Capital Units and UARs and the names of the holders thereof. Other than the Capital Units and the UARs set forth on Section 2.2 of the Disclosure Schedules, there are no Equity Interests in the Company authorized, reserved for issuance or outstanding in the Company. All of the issued and outstanding Capital Units have been duly authorized and validly issued and are fully paid and nonassessable and are free and clear of all Liens, except with respect to securities Law restrictions and restrictions set forth in the Organizational Documents of the Company. Except for the Capital Units and the UARs and as set forth on Section 2.2 of the Disclosure Schedules, there are no outstanding subscriptions, options, profits interests, warrants, commitments, preemptive rights, deferred compensation rights, Contracts, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Equity Interests of the Company. Except as set forth on Section 2.2 of the Disclosure Schedules, there are no agreements to which the Company is a party with respect to the voting of any Equity Interests of the Company or which restrict the transfer of any such units. Except as set forth on Section 2.2 of the Disclosure Schedules, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company. The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. All of the issued and outstanding Equity Interests of each Subsidiary of the Company identified on Section 2.2 of the Disclosure Schedules have been duly authorized and validly issued and are fully paid and nonassessable and are free and clear of all Liens, except with respect to securities Law restrictions and restrictions set forth in the Organizational Documents of each such Subsidiary. Other than the Subsidiaries of the Company listed in Section 2.2 of the Disclosure Schedules, the Company does not currently own or control, directly or indirectly, any Equity Interest in any other Entity. The Company is not a participant in any joint venture, partnership or similar arrangement other than contracts with customers and suppliers in the ordinary course of business. True, correct and complete copies of each the Company’s Subsidiaries’ Organizational Documents have been provided to the Purchaser and/or its legal counsel.
2.3    Authorization. All corporate action required to be taken by the Company in order to authorize the Company to enter into the Transaction Agreements has been taken or will be taken prior to the Closing. All action on the part of the managers and Unitholders of the Company necessary for the execution and delivery of the Transaction Agreements and the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing has been taken or will be taken prior to the Closing. The Transaction Agreements will be duly authorized and will be duly executed and delivered by the Company, and assuming the due and valid authorization, execution and delivery of such Transaction Agreements by the other parties thereto, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by the Bankruptcy and Equity Exceptions.
2.4    Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.
2.5    Litigation. Except as set forth on Section 2.5 of the Disclosure Schedules, there is not now, nor since December 31, 2015 has there been, any claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending, nor, to the Company’s Knowledge, is there currently threatened or any reasonable basis for any such pending or threatened claim, action, suit, proceeding, arbitration, complaint, charge or investigation, (i) against the Company or any Employee thereof (solely in such Person’s capacity as an Employee of the Company), as applicable, or (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements. Neither the Company nor any Unitholder

nor, to the Company’s Knowledge, any Employee, is a party to or is named in or subject to the provisions of any Order, writ, injunction, judgment or decree of any court or Governmental Body (but in the case of Employees, only such as would affect the Company). Except as set forth on Section 2.5 of the Disclosure Schedules, there is no action, suit, proceeding or investigation by the Company pending or that the Company intends to initiate. As used in this Section 2.5, references to claims, actions, suits, proceedings, arbitrations, complaints, charges and investigations includes, without limitation, any of the foregoing pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s Employees or independent contractors, their services provided in connection with the Company, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.
2.6    Intellectual Property.
(a)The Company owns, or possesses sufficient legal rights allowing it to use, all Company Intellectual Property in the conduct of the Company’s business as currently conducted in a manner that does not conflict with or Infringe the rights of others. The Company is the sole and exclusive owner of each item of Company Owned IP (including all Company Registered IP and all material unregistered Trademarks listed in Section 2.6(b) of the Disclosure Schedules), free and clear of all Liens (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice). The Company has the sole and exclusive right to bring a claim against a third party for past, present or future Infringement of the Company Owned IP and to retain for itself any damages recovered in any such action. There are no proceedings or actions pending by or before any Governmental Body (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) challenging the ownership, use, validity, or enforceability of any Company Owned IP and no such proceedings or actions have been threatened in writing (or to the Company’s Knowledge, otherwise) against the Company. The Company does not exclusively license any Intellectual Property from any third party.
(b)The Company has taken commercially reasonable steps to maintain its rights in the Company Intellectual Property including to protect the Company Registered IP and to protect the confidentiality of Trade Secrets of the Company, and Trade Secrets of any third party that has provided Trade Secrets to the Company under a duty to protect such Trade Secrets. Without limiting the generality of the foregoing, the Company has not disclosed any confidential Company Owned IP to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information, or pursuant to a professional duty to not to disclose such confidential information (e.g., the Company’s attorneys under their duties of professional responsibility). Except as disclosed in Section 2.6(b)(1) of the Disclosure Schedules, all Intellectual Property created for or on behalf Company, including all works of authorship and other Intellectual Property purported to be owned by the Company, were created by the Company’s United States Employees within the scope of their employment by or engagement with the Company. Section 2.6(b)(2) of the Disclosure Schedules lists (i) all Company Registered IP and all material unregistered Trademarks used by the Company, and (ii) any actions that must be taken by the Company within ninety (90) days following the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates. With respect to each item of Company Registered IP, (A) all necessary registration, maintenance and renewal fees that have become due prior to the Closing Date without extension have been paid, and all necessary documents and certificates required to be filed prior to the Closing have been filed with the relevant Patent, copyright, trademark or other authorities, Governmental Bodies, or registrars in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered IP; (B) each such item that has been registered, maintained, or renewed has been registered, maintained, or renewed in compliance with applicable Laws (including payment of filing, examination and maintenance fees and proofs of use); (C) each such item is subsisting, valid and enforceable; and (D) each such item is not subject to any unpaid maintenance fees or Taxes required to have been paid prior to the Closing or extended past Closing.
(c)All Company Owned IP is transferable, and licensable by the Company without restriction and without payment of any kind to any third party. Neither this Agreement nor the transactions contemplated by this Agreement will, in and of themselves, cause (i) the Company to grant to any third party any right to or with respect to any Company Intellectual Property, (ii) the Company to be

bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business to which the Company, in the case of either clause (i) or this (ii), is not already subject, (iii) the Company to lose any rights in or to any Company Intellectual Property, or (iv) the Company to pay any royalties or other fees or consideration with respect to any Intellectual Property of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby. The Company Intellectual Property shall be available for use by Company immediately after the Closing Date on identical terms and conditions to those under which the Company owned or used the Company Intellectual Property immediately prior to the Closing Date.
(d)Section 2.6(d) of the Disclosure Schedules contains a complete and accurate list of all social media accounts established by or for the Company (the “Accounts”). The Company’s uses of its Accounts have complied with all applicable Laws as well as all material terms and conditions or terms of use applicable to the Accounts (the “Social Media Terms”). Each of the Company’s employees that is responsible for the Company’s Accounts uses the Accounts exclusively for the business of the Company and, upon termination of their relationship with the Company, relinquished any passwords or other access information for the Accounts. There are no legal actions, audits, or investigations, whether settled, pending, or threatened in writing (or, to the Company’s Knowledge, otherwise) against Company, alleging any (i) breach or other violation of any Social Media Terms by the Company; or (ii) defamation, violation of rights of any Person, or any other violation by the Company in connection with its use of social media.
(e)Section 2.6(e)(i) of the Disclosure Schedules lists all Company Products by name and specifies whether such Company Products are owned or licensed by the Company or otherwise provided by third parties. With respect to Company Products, (i) there are no material defects, malfunctions or nonconformities that would reasonably be expected to prevent any Company Product from performing in all material respects in accordance with applicable documentation, (ii) there have been and are no claims asserted against the Company or, to the Company’s Knowledge, any of its customers, licensees or distributors related thereto, nor, to the Company’s Knowledge, have there been any threats thereof; and (iii) the Company has not been nor is required to recall, or otherwise provide notices regarding the operation of, any Company Products. All Company Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product, or data or other software of users (“Contaminants”). The Company has taken commercially reasonable steps to prevent the introduction of Contaminants into Company Products and Company Owned IP.
(f)To the Company’s Knowledge, no Person is Infringing any Company Owned IP.
(g)Other than Intellectual Property licensed to the Company and listed under Section 2.8(a) of the Disclosure Schedules and Unlisted Licenses, no third party Intellectual Property is used in, or necessary for the conduct of, the business of the Company as it currently is conducted by the Company, including the design, development, manufacture, use, hosting, marketing, import for resale, distribution, provisioning, licensing out and/or sale of any Company Products. Without limiting the forgoing, Section 2.6(g) of the Disclosure Schedules lists the only material inbound license agreements related to the Company Products or their deployment.
(h)The operation of the business of the Company as it has been conducted since the inception of the Company, and as currently conducted by the Company, including the design, development, use, hosting, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, provision, distribution and licensing out of any Company Product by the Company, has not Infringed, and does not Infringe, the Intellectual Property Rights of any Person. The Company has not received, and is not aware of any facts or circumstances that reasonably indicate a likelihood of receiving, any communication from any Person asserting a claim for or alleging any such Infringement (including an unsolicited offer to license, or a claim that the Company must license or refrain from using or practicing such Person’s Intellectual Property), or directing the Company to consider the applicability of such Person’s Intellectual Property Rights to such business and/or the Company Intellectual Property.

(i)The Software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems, including any outsourced systems and processes, that are owned or used by the Company in the conduct of its business (collectively, the “IT Systems”) are sufficient for the operation of the business of the Company as currently conducted. The Company and the Company’s service providers and vendors maintain and keep the IT Systems in sufficiently good working condition to perform their intended information technology operations for the business of the Company. There have been no material failures, breakdowns, continued substandard performance, or other material and adverse events affecting the IT Systems that have caused a material disruption of or interruption in or to the use of such IT Systems or which materially disrupted the Company’s business. The Company has implemented and maintained reasonable disaster recovery and business continuity plans. The IT Systems are free of, any virus, worm, Trojan horse, automatic restraint, time bomb or any other unintended, malicious feature or function designed to cause the erasing, destroying, or corrupting of Software, systems, databases, or data. The Company has obtained and possesses valid licenses to use all of the Software present on the computers and other software-enabled electronic devices that it owns or leases and that it has provided to its Employees for their use in connection with the Company’s business.
(j)It is not necessary for the Company to use in the Company’s business as currently conducted any inventions of any of the Company’s Employees, consultants or independent contractors (or Persons it currently intends to hire) made prior to their employment by the Company.
(k)Each Employee of the Company has validly and effectively assigned to the Company all Intellectual Property he or she developed for or on behalf of the Company that are related to the Company’s business as currently conducted. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for current and former employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions for current and former consultants or independent contractors (the “Consultant Proprietary Information Agreement”) are attached to Sections 2.6(k)(i) and 2.6(k)(ii) of the Disclosure Schedules, respectively. Each (i) current and former employee of the Company and (ii) current and former consultant or independent contractor engaged by the Company for the creation, invention or development of Intellectual Property or Company Products (each, a “Contributor”) has executed and delivered (and to the Company’s Knowledge is in compliance with) the applicable form of Employee Proprietary Information Agreement, Consultant Proprietary Information Agreement, or similar agreement that does not deviate in any material respect from such standard forms. Without limiting the foregoing, no Contributor who has executed such an agreement owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any Moral Rights, with respect to Company Products or Company Intellectual Property, nor, to the Company’s Knowledge, has any Contributor made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor, to the Company’s Knowledge, threatened any such assertion.
(l)No third party that has licensed or provided to the Company any Intellectual Property has retained ownership of or license rights under any Intellectual Property embodied in or incorporated into any modifications, improvements or (except for the underlying original licensed work) derivative works of same made solely or jointly by or for the Company.
(m)No Company Owned IP is subject to any Order, any proceeding in which an Order is sought, or any agreement to which the Company is a party, that does or would in any material manner restrict, condition and/or materially affect the validity or enforceability thereof, or the use, transfer or licensing thereof by the Company.
(n)No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products or Company Owned IP. The Company is not nor ever was a member or promoter of, or a contributor to, any industry standards body or other organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Owned IP.

(o)The Company has not used Open Source Software in any manner that would or could, with respect to any Company Product or any Company Owned IP, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company with respect to Company Owned IP or grant, or purport to grant, to any third party, any rights or immunities under Company Owned IP or (v) impose any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the Company in any material way, the Company has been and is in compliance with all applicable licenses with respect thereto.
(p)Except for javascript which is customarily delivered in source code form in the ordinary course of providing such software, neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product or Company Owned IP, except for disclosures to Contributors under binding Contracts that prohibit use or disclosure except in the performance of services to the Company.
(q)The Company is, and at all times has been, in compliance in all material respects with (A) all Laws, and binding governmental rules and regulations pertaining to (i) data security, privacy, and cybersecurity applicable to Company’s operations, and (ii) the collection, storage, use, access, disclosure, processing, security and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) applicable to Company’s operations, ((i) and (ii) together “Privacy Laws”); (B) the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS) and all other applicable security rules and requirements that are binding on the Company and have been promulgated by the PCI Security Standards Council, by any member thereof, or by any Entity that functions as a card brand, card association, card network, payment processor, acquiring bank, merchant bank or issuing bank, including, without limitation, all merchant and service provider specific requirements that are applicable to Company’s operations, and all audit, scanning and filing requirements of PCI-DSS that are applicable to Company’s operations; and (C) all guidelines and self-regulatory programs that are binding on the Company, including the Digital Advertising Alliance Self-Regulatory Principles and the Network Advertising Initiative Code of Conduct as applicable to Company’s operations; and (D) all Privacy Agreements. The Company has delivered to the Purchaser accurate and complete copies of current material Privacy Agreements.
(r)The Company has implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy and a comprehensive information security program that includes appropriate written information security policies (collectively, “Privacy and Data Security Policies”). The Company has made available to Purchaser a true, correct and complete copy of the Company Privacy and Data Security Policy currently in effect. At all times, the Company has been and is in material compliance with all such Privacy and Data Security Policies, has at all times made all disclosures relating to Data Activities to users or customers required by applicable Privacy Laws, and none of such disclosures made or contained in any such Privacy and Data Security Policies has been inaccurate, misleading or deceptive or in violation of any applicable Privacy Laws. The Company has provided all necessary notifications to, and has obtained all appropriate consent from, Persons regarding its Data Activities. The Company uses, and always has used, any Personal Data obtained in its capacity as a service provider, in material compliance with Privacy Agreements. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.
(s)There is no pending, nor has there ever been any, complaint, audit, proceeding, nor, to the Company’s Knowledge, investigation or claim against the Company initiated by (a) any Person or Entity; (b) the United States Federal Trade Commission, any state attorney general or similar state official; (c) any other Governmental Body, foreign or domestic; or (d) any regulatory or self-regulatory Entity alleging, in any such cases, that any Data Activity of the Company (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of any

Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.
(t)At all times, the Company has taken commercially reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-required or industry standard measures with respect to administrative, technical and physical security) designed to protect the Personal Data and Data in its possession or control against damage, unauthorized destruction, loss, unauthorized access, unauthorized acquisition, unauthorized use, unauthorized modification, or unauthorized disclosure. There has been no unauthorized access, unauthorized use or unauthorized disclosure of Personal Data or Data in the possession or control of the Company, or any of its contractors with regard to any Personal Data obtained from or on behalf of the Company. The Company contractually requires all third parties, including vendors, Affiliates, and other persons providing services to the Company that have access to or receive Personal Data or Data from or on behalf of the Company to comply with all applicable Privacy Laws, and to take commercially reasonable steps to ensure that all Company Personal Data and Data in such third parties’ possession or control is protected against unauthorized destruction, loss, and against damage, unauthorized access, unauthorized acquisition, unauthorized use, unauthorized modification, or unauthorized disclosure. The Company has implemented and maintained, consistent with its contractual and other obligations to other Persons, commercially reasonable security and other measures designed to protect all IT Systems used in connection with the operation of the Company business as currently conducted from viruses and unauthorized access, unauthorized use, unauthorized modification, or unauthorized disclosure. There have been no unauthorized intrusions or unauthorized breaches of the security of the Company’s IT Systems.
(u)The Company is, and at all times has been in compliance in all material respects with all applicable Laws pertaining to sales, marketing, and electronic communications that are applicable to the Company’s business, operations and activities, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.
(v)There are no pending or, to the Company’s Knowledge, threatened claims that Company provide an indemnification or assume any other obligation for any actual or alleged Infringement.
(w)The Company has self-certified to the US-EU Privacy Shield and US-Swiss Privacy Shield programs (collectively, the “Privacy Shield”) and, except as otherwise set forth on Section 2.6(w) of the Disclosure Schedules, at all times through the present has maintained up to date certifications. The Company is acting in accordance with and at all times has acted in accordance with such certifications and the Privacy Shield principles.
(x)The Company has not (i) received direct written communication from any website owner or operator that the Company’s or the Company Product’s access to such website is unauthorized; (ii) entered into a written agreement with any website owner or operator prohibiting scraping activity; (iii) accessed any website’s information through illicitly circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a website that has a clickwrap agreement prohibiting such activity. There has been no interception, disclosure of, provision of access to, or other processing of electronic communications or other information in violation of any Privacy Requirements by or for the Company.
2.7    No Conflicts. The Company is not in violation or default of (i) any provisions of its Organizational Documents; (ii) any instrument, judgment, order, writ or decree, (iii) any provision of any federal or state statute, rule or regulation applicable to the Company or (iv) any Material Contract. To the Knowledge of the Company, each party (other than the Company) to Material Contracts are not in violation or default thereunder. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in, with or without the passage of time and giving of notice, any violation or default of type specified in the foregoing clauses (i) through (iv) or an event that results in the creation of any Lien, other than a Permitted Lien, upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company. Except as set forth on Section 2.7(a) of the Disclosure Schedules, the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not require the consent of, or any notice to, any Person.
2.8    Agreements; Actions.
(a)Section 2.8(a) of the Disclosure Schedules sets forth all Contracts or proposed Contracts to which the Company is a party or by which it is bound (other than the Transaction Agreements) that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000, (ii) the license (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) of any Intellectual Property or other proprietary right to or from the Company provided that the following Contracts do not need to be listed in Section 2.8(a) of the Disclosure Schedules: (1) licenses from the Company that are confidentiality or non-disclosure agreements executed by the Company in the ordinary course of business (“NDAs”) or (2) licenses to the Company that are NDAs or Shrink-Wrap Code Licenses or licenses for Open Source Software (1 and 2 above collectively “Unlisted Licenses”), (iii) the grant of rights to manufacture, produce, assemble, license, market or sell its products to any other Person or that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) indemnification by the Company with respect to infringements of proprietary rights (to the extent they substantially deviate from the form terms and conditions provided to Purchaser prior to the Closing Date), (v) Contracts for the lease of real property or real property interests to or by the Company, (vi) Contracts for Indebtedness, (vii) Contracts with any Governmental Body, (viii) Contracts by which the Company has granted any Person a power of attorney, (ix) Contracts with all Major Suppliers and Major Customers, (x) Contracts with any Employees that cannot be terminated without payment with less than 30 days’ notice, (xi) Contracts with any staffing or personnel agency or professional employer organization, (xii) collective bargaining or other labor Contracts; and (xiii) any other Contract, or group of Contracts, the termination or breach of which would be, or would be reasonably expected to be material to the Company (each of the foregoing, a “Material Contract”).
(b)With respect to each Material Contract (including listed Contracts and Unlisted Licenses), (x) such Material Contract is legal, valid, binding, enforceable, except as enforceability may be limited by the Bankruptcy and Equity Exceptions, free and clear of any Lien (other than a Permitted Lien), and in full force and effect on identical terms as set forth in the copies provided to the Purchaser, (y) except as set forth on Section 2.8(b)(x) of the Disclosure Schedules, neither the Company, nor to the Company’s Knowledge, the other party(ies) thereto, is in material breach or default, and no event has occurred, or will occur as a result of the transactions contemplated hereby, which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under such Material Contract, and (z) except as set forth on Section 2.8(b)(y) of the Disclosure Schedules, neither the Company, nor to the Company’s Knowledge, the other party(ies) thereto, have repudiated or threatened to repudiate any provision of such Material Contract and there is no dispute pending or, to the Company’s Knowledge, threatened under any such Material Contract.
(c)Except as otherwise set forth in Section 2.8(c) of the Disclosure Schedules, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class of its Equity Interests, (ii) made any loans or advances to any Person, other than advances for out-of-pocket, travel, relocation or other business-related expenses in the ordinary course of business, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights. For the purposes of subsections (c) and (d) of this Section 2.8, all indebtedness, liabilities, understandings, instruments, Contracts and proposed transactions involving the same Person (including any other Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.
(d)The Company is not a guarantor or indemnitor of any Indebtedness of any other Person.
2.9    Certain Transactions. Other than standard employee benefits generally made available to all Employees (each of which is listed on Section 2.14(k) of the Disclosure Schedules), Section 2.9(a) of the Disclosure Schedules sets forth a list of all Contracts, understandings or proposed transactions between the Company and any of its Employees or Equityholders (or any Affiliates or

immediate family members thereof) other than: (i) loans and other extensions of credit to employees of the Company for out-of-pocket, travel, relocation or other business-related expenses or other employment-related purposes in the ordinary course; (ii) customary employment arrangements in the ordinary course of business; and (iii) the Company Employee Plans.
2.10    Title to Property and Assets; Leases.
(a)The Company does not own any real property, nor has the Company ever owned any real property. Section 2.10(a) of the Disclosure Schedules sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto. The Company has provided the Purchaser with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”). All such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions. There is not, under any Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Company’s Knowledge, any other party thereto. The Company currently occupies the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.
(b)All Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Company’s business as currently conducted therein. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, violates any Law relating to such property or operations thereon. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect, except where such failure to perform would not reasonably be expected to have a material impact on the Company and has no continuing liability with respect to such terminated real property leases. The Company is not a party to any agreement or subject to any claim that could require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. The Company does not owe any brokerage commissions or finders’ fees with respect to any Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.
(c)The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Financial Statements and (ii) Permitted Liens.
(d)All equipment owned or leased by the Company currently in use and held for future use is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
2.11    Financial Statements. The Company has delivered to the Purchaser true, correct and complete copies of its unaudited consolidated financial statements for the year ended December 31, 2020, and its unaudited consolidated financial statements for the 10-month period ended October 31, 2021 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present, in all material respects, taken as a whole, the consolidated financial condition and results of operations of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no liabilities or obligations, contingent or otherwise (collectively, “Liabilities”), other than (i) Liabilities accrued on or reserved against in the latest balance sheet contained in the Financial Statements or disclosed in the notes thereto or in the notes to the other Financial Statements; (ii) Liabilities that have arisen since the date of the Financial Statements in the ordinary course of business; (iii) Liabilities incurred in connection with the transactions contemplated hereby which are explicitly set forth as a line item in the Closing Certificate delivered by the Company prior to the Closing; and (iv) other Liabilities which would not, individually or in the aggregate, be material to the Company. The Company maintains a standard system of accounting established and administered in accordance with GAAP.
2.12    Changes. Since December 31, 2020, there has not occurred any Material Adverse Effect. Since December 31, 2020, the Company has conducted its business only in the ordinary course of business consistent with past practices, and, except as set forth on Section 2.12 of the Disclosure Schedules, the Company has not had:
(a)any failure to preserve intact the Company’s present business organization and to keep available the services of its officers, managerial personnel and Key Employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it;
(b)any failure to maintain its assets in their current condition, except for ordinary wear and tear;
(c)any waiver or compromise by the Company of a material right or of a debt owed to it;
(d)any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business;
(e)any adverse change to a Material Contract;
(f)any material change in any compensation arrangement or agreement with any Employee, member or stockholder, as applicable, except for increases in Employee salaries and/or payments of bonuses as is customary on the ordinary course of business consistent with past practice or as may be required by Contract;
(g)any material change to any Company Employee Plan or Non-U.S. Employee Plan;
(h)any resignation or termination of employment of any officer or Key Employee of the Company;
(i)any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company, with respect to any of its properties or assets, except for Permitted Liens;
(j)any loans or guarantees made by the Company to or for the benefit of its Employees, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business consistent with past practices;
(k)any declaration, setting aside or payment or other distribution in respect of any of the Company’s securities (other than “tax distributions” made in the ordinary course of business), or any direct or indirect redemption, purchase, or other acquisition of any of such securities by the Company;
(l)any sale, assignment or transfer of any Company Intellectual Property other than in the ordinary course of business;
(m)receipt of written notice that there has been a loss of, or order cancellation by or any Major Customer;

(n)any material change in the Tax reporting or Tax accounting policies or practices used by it; made, changed, or revoked any material Tax election, amended any Tax Return, settled or compromised any Tax claim or assessment; surrendered or abandoned any right to claim a refund of Taxes or consented to extend or waive the statute of limitations applicable to any Tax claim or assessment;
(o)any change of the accounting principles, practices or procedures used by it;
(p)any change of its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any Employee or third party responsible for the collection of receivables) with respect thereto
(q)any change in the vesting terms, including adding any acceleration provisions, to any Equity Interests issued under the UAR Plan; or
(r)any arrangement or commitment by the Company to do any of the things described in this Section 2.12.
2.13    Compliance with Laws. Except as set forth on Section 2.13 of the Disclosure Schedules, since January 1, 2018, the Company has been in compliance with all applicable Laws, except where the failure to so comply would not reasonably be expected to have a material impact on the Company, and, to the Company’s Knowledge, there are no pending legislative or regulatory initiatives or developments that could adversely affect the Company or its business. No investigation or review by any Governmental Body is pending, or to the Company’s Knowledge, has been threatened, against the Company, except for any such investigation that, if adversely determined, would not reasonably be expected to have a material impact on the Company.
2.14    Employee Matters and Employee Benefit Plans.
(a)As of the date of this Agreement, the Company employs the respective number of full-time employees and part-time employees and engages the number of consultants and independent contractors set forth on Section 2.14(a) of the Disclosure Schedules. Section 2.14(a) of the Disclosure Schedules sets forth with respect to each such Employee (identifying them as an officer, director, employee or consultant/independent contractor) the following: a description of all compensation, including salary or fees, bonus, severance obligations, profit sharing, incentive plan, phantom equity Contract or plan and deferred compensation paid or payable for each Employee of the Company; the work location; date of hire or engagement; leave of absence status and estimated return to work date, if known; amount of accrued but unused paid time off; and, with respect to its employees, whether such employee is classified as exempt or non-exempt under the Fair Labor Standards Act (“FLSA”) or other applicable Law. Except as disclosed on Section 2.14(a) of the Disclosure Schedules, no current, or former, consultant or independent contractor has a basis for a claim or any other allegation with respect to (i) the classification or misclassification thereof as a consultant or as an independent contractor or (ii) any other matter arising from or related to the contractual relationship between the Company and such consultant or independent contractor, including, but not limited to, wage and hour claims.
(b)To the Company’s Knowledge, none of its current Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such current Employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery by the Company of the Transaction Agreements, nor the carrying on of the Company’s business by the current Employees of the Company, nor the conduct of the Company’s business as now conducted and as currently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such current Employee is now obligated.

(c)The Company is not delinquent in payments to any of its Employees (including consultants and independent contractors) for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such Employees. The Company is and has at all times been in compliance with all material applicable Laws relating to employees and candidates for employment, employment and labor issues, including, but not limited to, wages, hours, overtime and overtime payment, illness payments, working during rest days, social benefits contributions, profit sharing, provident fund contributions, severance pay, pension and other retirement benefits, termination of employment, notices to employees, engagement of service providers, collective bargaining, discrimination, civil rights, safety and health, immigration, privacy issues, fringe benefits, employment practices, recruitment of employees, workers’ compensation, work authorization documents, visa permits and governmental permits regarding employment and the collection and payment of withholding and/or social security Taxes and any similar Tax, except where such breach or default would not reasonably be expected to be material to the Company. The Company has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from Employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.
(d)No officer or Key Employee has provided notice of, or to the Company’s Knowledge has otherwise expressed, his or her intention to terminate employment with the Company or is otherwise likely to become unavailable to continue as an officer or a Key Employee. The Company does not have a present intention to terminate the employment of any officer or Key Employee. The employment of each current Employee of the Company is terminable at the will of the Company. Except as required by Law, upon termination of the employment of any such current Employees, no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.
(e)Except as set forth on Section 2.14(e) of the Disclosure Schedules and with respect to the UARs, the Company has not made any representations regarding equity incentives to any Employee.
(f)The Company is not now, nor ever has been, the subject of any action that asserts that the Company has committed an unfair labor practice, nor has the Company engaged in any unfair labor practice. No actions from, or on behalf of, any Employee is or has ever been pending or, to the Company’s Knowledge, threatened against, or reasonably anticipated by, the Company. To the Company’s Knowledge, the Company is not presently, nor has it ever been, the subject of any audit or investigation by any Governmental Body with respect to any of its employment policies or practices and the Company is not party to, nor is otherwise bound by, any consent decree with, or any citation or other Order by, any Governmental Body relating to any employee or employment practice.
(g)The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union or other collective group, and no labor union or other collective group has requested or, to the Company’s Knowledge, has sought to represent any of the Employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending or, to the Company’s Knowledge, threatened, nor is the Company aware of any labor organization activity involving its current Employees.
(h)To the Company’s Knowledge, none of the Key Employees, officers or directors of the Company, within the past six (6) years, has been (a) subject to voluntary or involuntary petition under the federal bankruptcy Laws or any state insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d)

found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended or vacated.
(i)No current or former Employee is or has been misclassified by the Company under the FLSA or other applicable Law, and the Company has not received any notice from any Person disputing the classification of any Employee. No consultant or independent contractor is eligible to participate in any Employee Company Benefit Plan, and the Company has received no notice from any Governmental Body disputing the classification of a consultant or an independent contractor. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as Employees of the Company. Employees of the Company are correctly classified as either exempt or non-exempt employees under the FLSA or applicable Law. The Company maintains accurate and complete records of all hours worked by each non-exempt employee eligible for overtime compensation and compensates all Employees in accordance with the requirements of the FLSA and any other applicable Law.
(j)No allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) has been made against any individual who is or was an officer, director, manager or supervisory-level employee of the Company in such person’s capacity as such or, to the Company’s Knowledge, in any other capacity. The Company has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any agreement or provision similar to any of the foregoing relating to any Sexual Misconduct Allegation against the Company or any Person who is or was an officer, director, manager, employee, consultant or independent contractor of the Company.
(k)Section 2.14(k) of the Disclosure Schedules sets forth a complete list of each Company Employee Plan and each Employee Agreement (excluding any Employee Agreements or other offer letters for at-will employment that do not contain prior notice by the Company, severance and/or change of control provisions). The Company does not have any commitment to establish or enter into any new Company Employee Plan or new Employee Agreement, to modify any Company Employee Plan or Employee Agreement or the terms of the applicable Company Employee Plan or Employee Agreement.
(l)The Company has made available to Purchaser (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable Law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan, (v) all material written Contracts relating to each Company Employee Plan, including administrative service Contracts and group insurance Contracts, (vi) all material communications during the previous twelve (12) months provided by the Company to any Employee relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all material correspondence between the Company and any Governmental Body relating to any Company Employee Plan with respect to unresolved matters, other than routine correspondence in the normal course of operations of such Company Employee Plan, (viii) model COBRA and HIPAA forms and related notices, if any, (ix) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, if any, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) any written reports constituting a valuation of the Company’s capital stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm, and (xii) the most recent United States Internal Revenue Service (or any other applicable Tax Authority) determination or opinion letter issued with respect to each Company Employee Plan for which such letters are currently available.
(m)The Company has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default or violation of, and, as of the date hereof, the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws, including ERISA or the Code and all other applicable Laws. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or is maintained under a pre-approved plan that has an opinion letter upon which it can rely, if applicable) as to its qualified status under the Code, and there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions pending or, to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan that is subject to ERISA can be amended, terminated or otherwise discontinued in accordance with its terms, without liability to the Purchaser, the Company or any ERISA Affiliate, other than ordinary administration expenses and the obligation to provide benefits accrued under the terms of such Company Employee Plan or any amendment thereto. There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the United States Internal Revenue Service, United States Department of Labor or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980H of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. The Company is not party to any agreement with a professional employer organization or similar association.
(n)Neither of the Company nor any ERISA Affiliate (including any previous ERISA Affiliate) has ever maintained, established, sponsored, participated in, contributed to, or been required to contribute to any Company Employee Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or Section 430 of the Code. No Company Employee Plan maintained, established, sponsored, participated in, contributed to (or required to be contributed to) by the Company or its ERISA Affiliates has ever held, within the meaning of ERISA, employer real property or employer securities as a plan asset. The Company has never maintained, established, sponsored, participated in or contributed to any self-insured plan that provides group health benefits to Employees (including any such plan pursuant to which a stop loss policy or Contract applies). At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company has never maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
(o)No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post termination or retiree life insurance, health or other welfare benefits to any Person for any reason, except as may be required by COBRA, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.
(p)The Company and each ERISA Affiliate has, prior to the date hereof, complied in all material respects with the Patient Protection and Affordable Care Act, COBRA, the Family Medical Leave Act of 1993, as amended, or similar state or local Laws, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state Law applicable to its employees or compliance with those provisions has been delegated to a third-party administrator, and the Company does not have any Knowledge of any non-compliance by such administrator. The Company has no unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state or local Law governing health care coverage or extension.
(q)Neither the Company not any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States (“Non-US Employee Plan”). No Non-US Employee Plan is a defined benefit plan. No Non-US Employee Plan that is a defined benefit plan has any unfunded or underfunded (or uninsured or underinsured, where applicable) liabilities or obligations.
2.15    Insurance. Section 2.15 of the Disclosure Schedules lists all insurance policies and fidelity bonds currently in effect covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies (collectively, “Company Insurance Policies”). There is no claim by the Company pending under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such Company Insurance Policies. In addition, there is no pending claim under any Company Insurance Policy of which the total value (inclusive of defense expenses) will exceed the limits of such Company Insurance Policy. All premiums due and payable under all Company Insurance Policies have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), no Company Insurance Policies are written on a retrospective, audited, or similar premium basis, and the Company is otherwise in material compliance with the terms of all Company Insurance Policies. All Company Insurance Policies are in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any Company Insurance Policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
2.16    Taxes.
(a)All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of the Company (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or payable, the Company has made due and sufficient accruals for such Taxes in its financial statements, books and records, to the extent applicable to and required under the Company’s method of accounting. There are no Tax Liens upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.
(b)The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws. The Company has collected all sales and use Taxes required to be collected and has remitted such amounts to the appropriate taxing authorities to the extent required under applicable Law. The Company has complied with all information reporting and backup withholding requirements, in respect of payments made by the Company, including maintenance of required records with respect thereto.
(c)The Company has delivered to the Purchaser complete copies of all federal, state, local and foreign income or franchise Tax Returns of the Company relating to all Tax periods since 2017. No audit report has been issued to the Company relating to any Taxes due from or with respect to the Company. There are no audits, examinations or investigations of the Company by any taxing authority in progress, nor has the Company received any written notice from any taxing authority that such authority intends to conduct such an audit, examination or investigation. No assessment of Tax has been proposed against the Company or any of its assets or properties, which remains unpaid or unresolved. No claim has been made in writing by a taxing authority in a jurisdiction where the Company does not file Tax Returns to the effect that the Company is or may be subject to Tax in that jurisdiction. The Company does not have, nor has it ever had, a permanent establishment in any country other than the United States or has engaged in a trade or business in any country other than the United States that subjected it to Tax in such country. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and the Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(d)The Company has not (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) for a Pre-Closing Tax Period, (ii) requested any extension of time within which to file any Tax Return, (iii) granted any extension for the assessment or collection of Taxes, (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter; (v) entered into any arrangement that would not meet the requirements of Section 409A; or (vi) entered into or is bound by or has any obligation under any Tax sharing, Tax allocation, Tax indemnity agreement or similar arrangement (other than any agreement or arrangement entered into in the ordinary course of business and not principally concerning Taxes). The Company is not a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code. The Company is not a party to any Contract that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.
(e)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed at or prior to the Closing, (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) arising on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date, or (vi) election under Section 965 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law).
(f)The Company has not distributed stock of another Person, nor has the Company had its membership interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(g)The Unitholders are not subject to withholding under Section 1445 of the Code with respect to any transaction contemplated hereby, and the Company has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee, or successor, by Contract (other than any agreement or arrangement entered into in the ordinary course of business and not principally concerning Taxes), or otherwise. The Company has not been a member of any affiliated group (as defined in Section 1504(a) of the Code other than a group the common parent of which was the Company) or consolidated, combined or unitary group for purposes of any other Taxes.
(h)The Company has been treated as a partnership for U.S. federal (and applicable state and local) income tax purposes since its inception. The Company has not elected into the audit procedures under Section 1101 of the Bipartisan Budget Act of 2015. The Company has made a valid election under Section 754 of the Code, and such election has not been revoked in any prior tax year.
(i)Except as set forth on Section 2.16(i) of the Disclosure Schedules, the Company has not (i) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (ii) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (iii) utilized CARES Act Deferred Payroll Taxes, or (iv) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

(j)The Company is not (i) a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) a “controlled foreign corporation” as defined in Section 957 of the Code.
(k)All related party transactions involving the Company are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or foreign Tax Laws), and the Company does not have any liability under Section 482 of the Code (or any similar provision of state, local, or foreign Tax Laws).
(l)The Company has complied in all material respects with all Applicable Laws concerning the timely filing of complete and correct value added Tax (“VAT”) Tax Returns and the timely making of VAT payments.
2.17    Permits. Except as set forth on Section 2.17 of the Disclosure Schedules, there are no franchises, permits, licenses or any other similar authority, in each case from any Governmental Body, that are material to the operation of its business as currently conducted. The Company validly holds all such franchises, permits, licenses or other similar authority and is not in default in any material respect under any of such franchises, permits, licenses or other similar authority, except for those defaults or violations that would not reasonably be expected to be material to the Company.
2.18    Corporate Documents. The Organizational Documents of the Company are in the form provided to the Purchaser.
2.19    Environmental and Safety Laws. Except as, with respect to clause (a), as would not, individually or in the aggregate, reasonably be expected to be material to the Company: (a) the Company is and, since December 31, 2015, has been, in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each, a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company during any time that such site has been owned, leased or otherwise used by the Company or any Affiliate or affiliated Entity of the Company, and, to the actual knowledge of the Company, at any other time; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Body in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. For purposes hereof, “Environmental Laws” means any Law relating to (i) releases or threatened release of Hazardous Substance, (ii) pollution or protection of employee health or safety, public health or the environment, or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
2.20    Brokers’ and Finders’ Fees. Except with respect to the amounts payable to each of Robert W. Baird & Co. Incorporated and Cassel Salpeter & Co., LLC as set forth on Section 2.20 of the Disclosure Schedules, the Company has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with this Agreement or any other Transaction Agreement to which the Company is a party or any transaction contemplated hereby or thereby.
2.21    Customers and Suppliers. Section 2.21 of the Disclosure Schedules sets forth a list of the top twenty (20) suppliers of goods or services to the Company, based on the amount paid by the Company during the twelve (12)-month period ended on December 31, 2020 (the “Major Suppliers”), together with the amount paid to each such Major Supplier during such period. Section 2.21 of the Disclosure Schedules also sets forth a list of the top twenty (20) customers of the Company based on the amounts invoiced by the Company during the twelve (12)-month period ended on December 31, 2020 (the “Major Customers”), together with the amount invoiced by the Company for each such Major Customer during such period. The Company has no alliance partners except as set forth in Section 2.21 of the Disclosure Schedules. The Company’s relationships with its Major Suppliers and Major Customers are good commercial working relationships. Except as set forth on Section 2.21 of the Disclosure Schedules, the Company is not engaged in any dispute with any Major Supplier or Major Customer, and to the Company’s Knowledge, no Major Supplier or Major Customer intends to terminate, limit, change the terms of (including any announced or requested material change in quantities or pricing) or reduce its business relations with the Company. The Company has provided to the Purchaser or its legal counsel correct and complete copies of all Contracts with all Major Suppliers and Major Customers.
2.22    FCPA; Import/Export. Except as set forth on Section 2.22 of the Disclosure Schedules, neither the Company nor any of its Employees nor, to the Company’s Knowledge, any of its agents or representatives (in each case in their capacities as such) has, in the past five (5) years, (i) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, directly or indirectly through a third party, to any officer, employee or representative of a foreign government or any department, agency or instrumentality thereof (including any state-owned enterprise), political party, political campaign or public international organization, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any applicable Law of similar effect, (ii) otherwise taken any action that would cause the Company to be in violation of the FCPA or any applicable Law of similar effect, (iii) made or authorized any unlawful import into or export from the United States in violation of the U.S. customs Law, U.S. export Laws, and associated regulations, (iv) is aware of any such violations committed by its agents, or (v) engaged in any activities in violation of U.S. anti-boycott Laws or failed to report any boycott-related inquiries required under U.S. Law.
2.23    Accounts Receivable. To the Company’s Knowledge, the debtors to which the accounts receivable of the Company relate are not in or subject to a bankruptcy or insolvency proceeding and none of such receivables has been made subject to an assignment for the benefit of creditors. Except as otherwise set forth in the Financial Statements, all accounts receivable of the Company (i) are valid, existing and collectible within one hundred twenty (120) days of the Closing Date without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered, in each case in the ordinary course of business, and (iii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien (other than a Permitted Lien). The Company has not been notified in writing of any dispute regarding the collectability of any such accounts receivable. Amounts collected from a customer in respect of accounts receivable have been applied by the Company to the applicable invoice to which such amounts are due and payable, and not to the oldest unpaid receivable from such customer.
2.24    Restrictions on Business Activities. Except as set forth on Section 2.24 of the Disclosure Schedules, and except as it relates to agreements relating to the non-solicitation of employees in the ordinary course of business (none of which are binding on Affiliates of the Company), there is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing or providing any Company Products to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.
2.25    Bank Accounts; Letters of Credit. Section 2.25 of the Disclosure Schedules lists all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto). The Company has no, and is not a party to, any outstanding letters of credit issued by financial institutions for the account of the Company.
2.26    Warranties. Section 2.26 of the Disclosure Schedules includes a copy of the standard terms and conditions of sale, lease or license by the Company (including applicable warranty and indemnity provisions) (the “Company Standard T&Cs”). Except as set forth in the Company Standard

T&Cs, no product or service of the Company is subject to any guaranty, warranty or other indemnity that extends beyond, in any material respect, the applicable standard terms and conditions of sale, lease or license. There is no claim, action, suit, investigation or proceeding pending against the Company, or, to the Company’s Knowledge, threatened, relating to alleged defects in the products or services of the Company, or the failure of any such product or service to meet agreed-upon specifications, and to the Company’s Knowledge, there is no basis for any of the foregoing.
3.Representations and Warranties of the Purchaser and Merger Sub. Each of the Purchaser and Merger Sub hereby represents and warrants to the Company that the following representations are true and complete as of the Closing Date:
3.1    Organization, Good Standing, Qualification and Power. Each of the Purchaser and Merger Sub has been duly organized, is validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and has all requisite authority to carry on its business as currently conducted. Each of the Purchaser and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.
3.2    Authorization. Each of the Purchaser and Merger Sub has full power and authority to enter into the Transaction Agreements to which it is a party. The Transaction Agreements to which the Purchaser and/or Merger Sub is a party, when executed and delivered by the Purchaser and/or Merger Sub, as applicable, will constitute valid and legally binding obligations of the Purchaser and/or Merger Sub, as applicable, enforceable in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”). As of the date this Agreement is executed, the Purchaser has the financial wherewithal to comply with all of its obligations under this Agreement, including, without limitation, the payment of the Closing Purchase Price, and has no knowledge of any circumstance or set of circumstances that could render it unable to pay the Closing Purchase Price.
3.3    Equity Consideration. The Equity Consideration, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable.
3.4    Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body is required on the part of the Purchaser and/or Merger Sub in connection with the consummation of the transactions contemplated by this Agreement.
3.5    Litigation. There is not now any claim, action, suit, proceeding, arbitration, complaint, charge or, to the knowledge of the Purchaser and/or Merger Sub, investigation pending nor, to the knowledge of the Purchaser and/or Merger Sub, is there currently threatened any such any claim, action, suit, proceeding, arbitration, complaint, charge or investigation, nor to the knowledge of the Purchaser and/or Merger Sub, is there any reasonable basis therefor, that questions the validity of the Transaction Agreements or the right of the Purchaser and/or Merger Sub to enter into them, or to consummate the transactions contemplated by the Transaction Agreements.
3.6    Compliance with Other Instruments. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, judgment, order, writ, decree or Contract or (ii) an event that results in the creation of any Lien upon any assets of the Purchaser and/or Merger Sub or the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Purchaser and/or Merger Sub.
3.7    No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.8    Brokers’ and Finders’ Fees. Neither the Purchaser nor Merger Sub has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Agreement to which the Purchaser and/or Merger Sub is a party or any transaction contemplated hereby or thereby.
3.9    Acknowledgment. Each of Purchaser and Merger Sub acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company. In entering into this Agreement, each of Purchaser and Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in Section 2 (and the Disclosure Schedules hereto) and in the other Transaction Agreements, and each of Purchaser and Merger Sub acknowledges that, other than as set forth in this Agreement (and the Disclosure Schedules hereto) and in the other Transaction Agreements, neither the Company nor any Unitholder, nor any directors, managers, officers, employees, Affiliates, stockholders, members, agents or representatives of the Company or the Unitholders makes or has made (and Purchaser and Merger Sub expressly disclaims) any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser and Merger Sub and their respective agents or representatives prior to the execution of this Agreement. Purchaser and its representatives have received from or on behalf of the Company certain estimates, budgets, forecasts, plans and financial projections (collectively, “Forward Looking Statements”), and Purchaser acknowledges (for itself and on behalf of its Affiliates) that (a) there are uncertainties inherent in making Forward Looking Statements and (b) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward Looking Statements (including the reasonableness of the assumptions underlying the Forward Looking Statements). Purchaser acknowledges that none of the Company, the Unitholders, the Agent or any of their Affiliates make any representation, warranty or other statement with respect to, and Purchaser is not relying on, any Forward Looking Statements, except as explicitly set forth in any representation or warranty of the Company set forth in Section 2 (and the Disclosure Schedules hereto) or in any other Transaction Agreement.
4.Covenants.
4.1    Tax Returns; Liability for Taxes; Other Tax Matters.
(a)At the sole expense of the Unitholders, the Agent shall cause to be prepared and filed all Pass-Through Tax Returns required to be filed by the Company and its Subsidiaries for taxable periods ending on or prior to the Closing Date, including IRS Form 1065 (and corresponding state Tax Returns) for the taxable year of the Company ending on the Closing Date (collectively, the “Seller Returns”). Each such Seller Return shall be prepared in a manner consistent with the Company’s past practice, except as otherwise contemplated by this Agreement or required by Law. Each Seller Return required to be filed by the Company after the Closing Date shall be submitted to the Purchaser for its review and comment at least thirty (30) days prior to the due date of such Seller Return (taking into account any valid extensions of time to file), or otherwise as soon as reasonably practicable, and the Agent shall consider any reasonable comments of the Purchaser in good faith. The Purchaser will cause duly authorized officers of the Company (or any successor thereof) to timely execute any Seller Returns prepared by the Agent and timely delivered to the Purchaser in accordance with this Section 4.1(a) if necessary. The parties hereto acknowledge that any Seller Returns shall elect the safe harbor with respect to any applicable success-based fees in accordance with Internal Revenue Service Rev. Proc. 2011-29, 2011-18 I.R.B. 746.
(b)The Purchaser shall prepare or cause to be prepared, at the expense of the Purchaser, all Tax Returns, other than the Seller Returns, that are required to be filed by or on behalf of the Company after the Closing Date with respect to any Pre-Closing Tax Period or any Straddle Period (the “Purchaser Returns”). Each such Purchaser Return shall be prepared in a manner consistent with the Company’s past practice, except as otherwise contemplated by this Agreement or required by Law. Purchaser shall deliver a copy of each such Purchaser Return which could reasonably be expected to result in an indemnification obligation of more than $10,000 to the Agent at least thirty (30) days prior to the due date for filing any such Purchaser Return (after giving effect to any valid extensions of time in which to make such filings), or otherwise as soon as reasonably practicable, for the Agent’s review. The

Purchaser shall consider in good faith any reasonable comments made by the Agent at least fifteen (15) days prior to the due date for filing any such Purchaser Return (after giving effect to any valid extensions of time in which to make such filings). The Purchaser shall file or cause to be filed such Purchaser Return with the appropriate Governmental Body and will provide a copy of such filed Purchaser Return to the Agent; provided, that the Unitholders shall pay any Pre-Closing Taxes payable with respect to such Purchaser Return at least three (3) days prior to the due date for filing such Purchaser Return other than Taxes included in Closing Indebtedness, Company Transaction Expense or Closing Working Capital (each as finally determined).
(c)The Company, the Surviving Company, the Purchaser, the Unitholders and the Agent shall reasonably cooperate, and shall cause their respective Affiliates, officers, Employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns, seeking Tax refunds or credits, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes of the Company and its Subsidiaries, including by maintaining and making available to each other all records necessary in connection with Taxes and making Employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.
(d)The parties intend that, for U.S. federal income Tax purposes, and any applicable state or local Tax purposes, the Purchaser's purchase of the Equity Interests of the Company shall be treated as a transaction described in Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) as follows: (i) from the perspective of the Unitholders, a sale of the Equity Interests of the Company to the Purchaser pursuant to Section 741 of the Code and (ii) from the perspective of the Purchaser, a purchase of the assets of the Company (the “Intended Tax Treatment”). The parties hereto shall file (and shall cause their respective Affiliates to file) all applicable Tax Returns consistently with the foregoing, unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code (or a corresponding provision of state, local or foreign Law); provided, that nothing herein shall prevent any Person from settling any proposed deficiency or adjustment by any Governmental Body related to the Intended Tax Treatment, and nothing herein shall require any Person to litigate before any court or pursue any administrative appeal concerning any proposed deficiency or adjustment by any Governmental Body related to the Intended Tax Treatment.
(e)The Company shall have made a valid election under Section 754 of the Code (and any equivalent election under state, local or non-U.S. Tax law) for the taxable year in which the Closing occurs.
(f)The parties agree that the Company shall not elect into the Partnership Tax Audit Rules with respect to any Pre-Closing Tax Period. The Unitholders shall designate that the partnership representative under the Company LLCA shall act in its capacity of the “partnership representative” (within the meaning of Section 6223 of the Code and the Treasury Regulations thereunder) for the Company, and, in such capacity, shall ensure that no portion of any “imputed underpayment” (within the meaning of Section 6225 of the Code or any similar provision of state and local Tax law) shall be allocated to the Purchaser. The Purchaser may require, in its discretion, that the “partnership representative” make a “push out” election under Section 6226 of the Code with respect to any audit, adjustment, or any proceeding relating to Taxes for any Pre-Closing Tax Period. Each of the Unitholders consents to the making of such a “push out” election.
(g)Within one hundred and twenty (120) days following the final determination of the Closing Purchase Price, the Purchaser shall provide the Agent with an allocation of the Closing Purchase Price and the liabilities of the Company and its Subsidiaries (including any other relevant items for Tax purposes) in connection with the acquisition of the Equity Interests of the Company for all purposes (including Tax and financial accounting) in accordance with the principles of Sections 743, 751, 754, 755 and 1060 of the Code, the Treasury Regulations thereunder and the Intended Tax Treatment (the “Purchase Price Allocation”). The Purchaser shall permit the Agent to review and comment on the Purchase Price Allocation and shall consider in good faith such revisions as are reasonably requested by the Agent on behalf of the Unitholders. The Purchaser, the Company and each Unitholder shall file all Tax Returns (including amended Tax Returns) and information reports in a manner consistent with the Purchase Price Allocation as finally determined pursuant to this Section 4.1(g); provided, however, that this Section 4.1(g) shall not prevent the Purchaser or any

Unitholder (or any of their Affiliates) from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the Purchase Price Allocation, and neither the Purchaser nor any Unitholder (nor any of their Affiliates) shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body in connection therewith. If the Closing Purchase Price (or the liabilities of the Company and Company Subsidiaries or other items required to be taken into account for income Tax purposes) is adjusted pursuant to this Agreement, including a payment of Equity Consideration, the Purchase Price Allocation shall be adjusted in a manner consistent with Schedule 4.1(g) and the procedures set forth in this Section 4.1(g) and the Purchaser, the Unitholders and all other applicable parties shall cooperate in good faith in making any such adjustments.
(h)The Purchaser shall promptly notify the Agent in writing upon the Purchaser’s receipt, or the Company’s receipt, of notice from any Tax authority of the commencement of any Tax audit, assessment, proceeding or investigation which includes a Pre-Closing Tax Period (“Tax Contest”).
(i)Notwithstanding any other provision of this Agreement, the Agent shall have the right (at the Unitholders’ cost), to elect to represent the interests of the Company and the Unitholders in any Tax Contest relating to Pass-Through Tax Returns that relate solely to taxable periods ending on or before the Closing Date; provided that the Agent notifies Purchaser of its intent to control such Tax Contest within fifteen (15) days of Agent’s receipt of notice of such Tax Contest. The Purchaser shall, at the Unitholders’ cost, take all action reasonably necessary to enable the Agent to exercise its control rights as set forth in this Section 4.1(h)(i). To the extent the Agent exercises such control rights, the Agent shall keep the Purchaser informed of all developments with respect to any such Tax Proceeding on a timely basis, shall provide to the Purchaser copies of any and all correspondence received from the Tax authority related to such Tax Contest and shall provide Purchaser with the opportunity, at the Purchaser’s cost, to attend conferences, hearings and other meetings with or involving the Tax authority and to review and provide comments with respect to written responses provided to the Tax authority with respect to such Tax Contest. The Agent shall not settle any such Tax Contest without the Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
(ii)The Purchaser shall have control over the conduct of all Tax Contests other than Tax Contests for which the Agent timely notifies Purchaser of its intent to control pursuant to Section 4.1(h)(i). The Purchaser shall, however, with respect to any such Tax Contest which could reasonably be expected to result in an indemnification obligation of more than $10,000, keep the Agent informed of all developments with respect to any Tax Contest on a timely basis, shall provide to the Agent copies of any and all correspondence received from the Tax authority related to such Tax Contest and shall provide the Agent with the opportunity, at the Unitholders’ cost, to attend conferences, hearings and other meetings with or involving the Tax authority and to review and provide comments with respect to written responses provided to the Tax authority with respect to such Tax Contest. To the extent any settlement of a Tax Contest could reasonably be expected to result in an indemnification obligation of more than $10,000, the Purchaser shall not settle any such Tax Contest without the Agent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
(i)The party primarily responsible under applicable Law shall, at the Closing or, if due thereafter, promptly when due thereafter, pay, or cause to be paid, all stamp tax, stock transfer tax, or other similar Tax imposed on the Company or one or more of the Unitholders as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and the Agent shall file all Tax Returns with respect thereto. All Transfer Taxes incurred in connection with this Agreement and the Transactions shall be borne fifty percent (50%) by the Unitholders, on one hand, and fifty percent (50%) by the Purchaser, on the other hand.
(j)Any and all Tax deductions or losses arising from any payments made or accruable hereunder that are economically borne by the Unitholders (including from payment or accrual of items of Closing Indebtedness, Company Transaction Expenses or payments to the Company UAR Holders) (“Transaction Tax Deductions”) shall be reportable directly on a Tax Return of the Company for a Pre-Closing Tax Period to the maximum extent allowable by Law. The parties shall prepare all Tax Returns consistently with this Section 4.1(j).

(k)Notwithstanding any provision in this Agreement to the contrary, Purchaser shall not (and shall not cause the Company to), without the prior written consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed), (i) amend or make an initial filing of any Tax Return of the Company for a Pre-Closing Tax Period or Straddle Period other than in accordance with Section 4.1(b), (ii) enter into any voluntary disclosure agreement or otherwise voluntarily approach any Tax authority with respect to Taxes for any Pre-Closing Tax Period of the Company (or Taxes attributable thereto), (iii) make or change any Tax election of the Company with retroactive effect to a Pre-Closing Tax Period, or (iv) extend or waive the statute of limitations of the Company with respect to a Pre-Closing Tax Period.
(l)Notwithstanding the foregoing Section 4.1(k), the parties acknowledge and agree that, following the Closing Date, the Company may file tax returns and, to the extent available, enter into voluntary disclosure programs with the states of Massachusetts, Pennsylvania, and Washington with respect to the Sales Tax Liability.
(m)Any refunds of Taxes of the Company attributable to any Pre-Closing Tax Period (including refunds arising from amended returns filed after the Closing Date and including refunds utilized as credits, including, without limitation, refunds relating to the Employee Retention Tax Credit under Section 2301 of the CARES Act, shall be for the account of the Unitholders and, if received by Purchaser (or its Affiliates, including the Company), shall be paid to the Agent (for further distribution to Unitholders) within ten (10) calendar days after Purchaser (or its Affiliate, including the Company) receives such refund in cash or obtains the benefit of such refund as a credit. Any refunds or credits of Taxes of the Company for any Straddle Period shall be apportioned between the Unitholders and Purchaser in the same manner as the liability for such Taxes is apportioned pursuant to the definition of “Pre-Closing Tax Period.” To the extent a refund described in this Section 4.1(m) is subsequently disallowed, the Unitholders shall promptly return such disallowed refund amount (including penalties and interest) to Purchaser. To the extent applicable, and upon request by the Agent, the Purchaser shall cooperate with the Agent after the Closing Date to allow the Agent to amend Tax Returns of the Company concerning payroll Taxes in calendar year 2021 for purposes of generating a refund or credit with respect to the Employee Retention Tax Credit under Section 2301 of the CARES Act. Any such refund or credit generated shall be payable to the Agent (for further distribution to Unitholders) pursuant to the terms of this Section 4.1(m).
(n)In the event of a conflict between this Section 4.1 and any other provisions of this Agreement, the provisions of this Section 4.1 shall control.
4.2    Confidentiality. Each of the Unitholders shall not, at any time, directly or indirectly, use for any purpose, divulge, furnish, or make accessible to any Person or Entity any confidential or proprietary knowledge or information with respect to the Company’s ownership, management, operation, accounting, finances, bookkeeping, marketing plans, customer information, and other specialized or confidential information (“Confidential Information”). The Unitholders will use their reasonable efforts to safeguard the secrecy of any Confidential Information. Notwithstanding the foregoing, the Unitholders may disclose Confidential Information if and only to the extent (A) required by any request or order of any Governmental Body; (B) otherwise required by Law or legal order; (C) necessary to establish the Unitholder’s rights under this Agreement; or (D) necessary to perform their respective employment-related duties, services and obligations for and on behalf of the Company and/or its Subsidiaries; provided, that in each case, the disclosing Unitholder will first notify the Purchaser of such requirement, permit the Purchaser to contest such requirement if reasonably appropriate, and cooperate with the Purchaser in limiting the scope of the proposed disclosure and/or obtaining appropriate further means for protecting the confidentiality of Confidential Information. Each Unitholder acknowledges and agrees that any breach of this Section 4.2 may cause injury to the Purchaser for which money damages would be an inadequate remedy and that, in addition to remedies at law, the Purchaser is entitled to seek equitable relief as a remedy for any such breach or threatened breach.
4.3    Equity Consideration. Subject to Section 5.6(d) and Section 5.6(e), Purchaser will issue to each Unitholder, upon the dates and subject to the conditions set forth below, such Unitholder’s portion of the Equity Consideration, in accordance with the Payment Schedule:

(a)On the one-year anniversary of the Closing, each Unitholder shall be issued 50% of the Equity Consideration to which such Unitholder is entitled in accordance with the Payment Schedule (the “First Issuance”). Notwithstanding the foregoing, if, prior to the one-year anniversary of the Closing, either Founder’s employment with Purchaser is terminated for Cause or by the Founder without Good Reason, each Unitholder shall be deemed to forfeit the right to receive any Equity Consideration (including such Equity Consideration payable pursuant to Section 4.3(b) of this Agreement).
(b)On the two-year anniversary of the Closing, each Unitholder shall be issued 50% of the Equity Consideration to which such Unitholder is entitled in accordance with the Payment Schedule (the “Second Issuance”). Notwithstanding the foregoing, if, prior to the two-year anniversary of the Closing, either Founder’s employment with Purchaser is terminated for Cause or by the Founder without Good Reason, each Unitholder shall be deemed to forfeit the right to receive the Second Issuance.
(c)Any payments of Equity Consideration made to the Unitholders under this Agreement shall be treated by the parties for all Tax purposes as capital proceeds that constitute part of the purchase price of the Capital Units, except as otherwise required pursuant to a “determination” (as such term is defined in Section 1313 of the Code) or a change in Law effective following the Closing Date (where, if there is such a change in Law, the Purchaser shall provide advance notice to the Agent before filing any applicable Tax Return regarding Purchaser’s intended change in reporting position and shall discuss in good faith with the Agent the requirement to adopt such reporting position).
(d)For the avoidance of doubt, in the event that a Founder is terminated as a result of (i) the death or Disability of such Founder, (ii) the termination by Purchaser of such Founder’s employment by the Company without Cause, (iii) the termination by such Founder of his employment for Good Reason or (iv) the termination of such Founder’s employment (other than for Cause) as a result of a change of control of Purchaser, such affiliated Unitholder’s Equity Consideration shall continue to vest despite such event and, subject to the other Founder’s vesting conditions being satisfied as set forth above, the Unitholder shall be entitled to receive the applicable to Equity Consideration to which such Founder is entitled in accordance with the payment schedule set forth herein.
4.4    D&O Tail; D&O Indemnification Rights.

(a)For a period of six (6) years after the Closing, the Surviving Company shall, and Purchaser shall cause the surviving Company to, indemnify and hold harmless each present and former manager and officer of the Company against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under applicable Law and its Organizational Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Purchaser shall cause the Company: (i) to maintain for a period of not less than six (6) years from the Closing provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s former and current officers, managers, employees and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company as of the date of this Agreement; and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Purchaser shall cause the Company to honor each of the covenants in this Section 4.4(a).
(b)Prior to the Closing, the Company has purchased an extended reporting period endorsement under the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the Company’s and its Subsidiaries’ present and former directors, managers and officers determined as of immediately prior to the Effective Time (the “D&O Indemnified Parties”) which shall provide such D&O Indemnified Parties with coverage for six (6) years following the Effective Time on substantially comparable terms and conditions as the existing coverage applicable to the D&O Indemnified Parties immediately prior to the Effective Time. For the six (6) years following the Effective Time, the Purchaser shall not, and shall cause the Surviving Company not to, without the prior consent of the Agent, cancel, amend or otherwise limit the D&O Tail or take any action that results in the cancellation or termination of the D&O Tail.
(c)Notwithstanding anything contained in this Section 4.4, any Contract, or any Company Organizational Document, no D&O Indemnified Party will have the right to indemnification, contribution, or advancement pursuant to this Section 4.4 or otherwise for any claim asserted by a Purchaser Indemnified Party against such D&O Indemnified Party for indemnification under Section 5.2 (and, in such case, only with respect to the extent of the specific claim for indemnification that is asserted against such D&O Indemnified Party).
(d)This Section 4.4 (i) shall survive the consummation of the Merger, (ii) is intended to benefit each of the D&O Indemnified Parties and their respective heirs, (iii) shall be binding on all successors and assigns of the Purchaser and the Surviving Company, as applicable, and shall be enforceable by the D&O Indemnified Parties and (iv) shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnified Party under this Section 4.4 without the written consent of such affected D&O Indemnified Party. If the Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and the Company shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Company shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 4.4.
4.5    Employee Benefits.
(a)Purchaser or one of its Affiliates shall use commercially reasonable efforts to recognize all service of the continuing employees to the extent such service is recognized by the Company for all purposes of the employee benefit plans of Purchaser or its Affiliates (other than benefit accrual under a defined benefit plan of Purchaser or its Affiliates), will allow such employees to participate in each plan providing health or welfare benefits without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on (or previously satisfied by) the employee under the corresponding Company Employee Plans immediately prior to the Closing Date and, if any of the Company Employee Plans that provide health or welfare benefits are terminated prior to the end of the plan year that includes the Closing Date, will cause each employee to be credited with any expenses that were covered by the Company Employee Plans during such plan year for purposes of determining deductibles, co-pays and other applicable limits under any replacement plans.
(b)Nothing in this Section 4.5, express or implied, is intended to or shall confer upon any Employee, any right, benefit or remedy under or by reason of this Agreement, and no provision of this Section 4.6 shall constitute an amendment of, or an undertaking to amend, any Company Employee Plan or any employee benefit plan of Purchaser.
4.6    R&W Policy. Purchaser will fulfill as soon as practicable all contingencies or conditions included in the R&W Insurance Policy Binder Agreement. Purchaser may not amend, terminate, modify, or permit to lapse the R&W Insurance Policy or the R&W Insurance Policy Binder Agreement in a manner that would adversely affect the Unitholders or Agent without the prior written consent of the Agent or otherwise take any action that could result in the failure of the R&W Insurance Policy to be issued in accordance with the terms of the R&W Insurance Policy Binder Agreement. Purchaser will deliver to the Agent: (a) a copy of the R&W Insurance Policy Binder Agreement promptly after the binding of the R&W Insurance Policy, (b) a copy of the R&W Insurance Policy promptly after the issuance of the R&W Insurance Policy, and (c) each amendment to the R&W Insurance Policy promptly after the adoption thereof; provided, nothing in the foregoing sentence shall limit Purchaser’s ability to bring and resolve claims.

4.7    Further Assurances. From and after the Closing Date, the parties hereto shall (a) execute such documents and perform such further acts as may be reasonably required to carry out the provision hereof and the actions contemplated hereby including, for the avoidance of doubt, filing and, to the extent necessary, amending the filing of, the Certificate of Merger and (b) use its reasonable best efforts execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated hereby.
4.8    401(k) Plan Termination. Effective as of the first day immediately preceding the Closing Date, the Company will terminate the Company’s 401(k) Plan (the “401(k) Plan”) and discontinue the right of any participant to accrue additional benefits thereunder. The Company will provide Purchaser with evidence prior to the Closing Date that such 401(k) Plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of Company’s Board of Directors. The form and substance of such resolutions will be subject to the reasonable review and approval by Purchaser’s counsel. The Company will be responsible for, and shall indemnify and hold Purchaser harmless from, all costs associated with the termination of the 401(k) Plan pursuant to this Section 4.8, including, but not limited to, any associated contract termination charges and benefit withdrawal charges, any costs associated with bringing the 401(k) Plan into compliance with legal requirements prior to termination, and the costs associated with obtaining an IRS determination letter on the qualified status of the 401(k) Plan as terminated, in each case whether such costs arise prior to or after the Closing (such costs are referred to herein as the “Termination Costs”). Any such Termination Costs shall be promptly reimbursed pursuant to terms of the Escrow Agreement upon receipt of an Escrow Claim Notice setting forth such costs incurred by Purchaser.
5.Indemnification; Remedies.
5.1    Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any other Transaction Agreement shall survive the Closing through and until the date that is twelve (12) months after the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 2.1 (Organization, Good Standing, Corporate Power and Qualification), 2.2 (Capitalization), 2.3 (Authorization), 2.16 (Taxes), 2.20 (Brokers’ and Finders’ Fees), 3.1 (Organization, Good Standing, Qualification and Power), 3.2 (Authorization) and 3.8 (Brokers’ and Finders’ Fees) (collectively, the “Fundamental Representations”) shall survive the Closing until the date that is seven (7) years after the Closing Date, (b) Section 2.6 (Intellectual Property) (the “IP Representations”) shall survive the Closing until the date that is two (2) years after the Closing Date, and (c) the representations and warranties set forth in Section 2.14(l)-(r) (Employee Matters and Employee Benefit Plans) and 2.22 (FCPA; Import/Export) (collectively, the “Statutory Representations”), shall survive the Closing for the full period for the applicable statues of limitations; provided further, that solely with respect to claims for Fraud, claims in respect of all such representations and warranties shall not be limited in duration (any such period of survival set forth in this Section 5.1, a “Survival Period”); and provided further, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice solely with respect to the claim giving rise to such Losses in the form and manner provided pursuant to Section 5.2 (stating in reasonable detail the basis of the claim for indemnification) to the Indemnifying Party in accordance with Section 5.3 before the termination of the applicable Survival Period. The covenants and other agreements contained in this Agreement to be complied with shall survive twelve (12) months after the Closing Date. All other covenants or other agreements contained in this Agreement shall survive the Closing Date for the period contemplated by their respective terms.
5.2    Indemnification.
(a)Subject to Sections 5.1 and 5.4 hereof, each of the Unitholders (collectively, the “Unitholder Indemnifying Parties” and each a “Unitholder Indemnifying Party”) severally (based on each Unitholder Indemnifying Party’s Percentage), but not jointly, hereby agrees to indemnify, defend and hold harmless the Purchaser, the Surviving Company and their respective directors, managers, officers, employees, Affiliates, stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, “Purchaser Indemnified Parties” and each a “Purchaser Indemnified Party”) from and against, and to pay to the applicable Purchaser Indemnified

Parties as incurred, the amount of any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (excluding punitive or exemplary damages (except to the extent actually awarded pursuant to a Third Party Claim)), interest, fines, claims, suits, actions, causes of action, assessments, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim, incurred or asserted against such Purchaser Indemnified Party (individually, a “Loss,” and collectively, “Losses”) based upon, arising out of, relating to or resulting from:
(i)the failure of any of the representations or warranties made by the Company and/or any Unitholder in this Agreement, any certificate delivered pursuant hereto or in any other Transaction Agreement to be true and correct in all respects at and as of the date hereof; (it being understood that with respect to a breach of any representation or warranty made by a specific Unitholder, only the breaching Unitholder and not any other Unitholder will be liable therefor as a Unitholder Indemnifying Party);
(ii)the breach of any covenant or other agreement on the part of the Company and/or any Unitholder under this Agreement, any certificate delivered pursuant hereto or any other Transaction Agreement (it being understood that with respect to a breach of any covenant or other agreement on the part of a specific Unitholder, only the breaching Unitholder and not any other Unitholder will be liable therefor as a Unitholder Indemnifying Party);
(iii)any Pre-Closing Taxes;
(iv)Fraud by the Company and/or any Unitholder (it being understood that with respect to a claim of Fraud on the part of a specific Unitholder, only the applicable Unitholder and not any other Unitholder (unless such Unitholder had actual knowledge of such Fraud when committed, or withheld their actual knowledge of Fraud) will be liable therefor as a Unitholder Indemnifying Party).
(v)each of the matters set forth on Section 5.2(a)(v) of the Disclosure Schedules.
(b)Subject to Sections 5.1 and 5.4 hereof, the Purchaser and the Surviving Company (collectively, the “Purchaser Indemnifying Parties” and each a “Purchaser Indemnifying Party”, with each of the Company Indemnifying Parties and the Purchaser Indemnifying Parties, as applicable, being “Indemnifying Parties” and each an “Indemnifying Party”) hereby agree, jointly and severally, to indemnify, defend and hold harmless the Unitholders and their respective directors, managers, officers, employees, Affiliates, stockholders, members, partners, agents, attorneys, representatives, heirs, legal representatives, successors and assigns (collectively, “Unitholder Indemnified Parties” and each a “Unitholder Indemnified Party”, with each of the Purchaser Indemnified Parties and the Unitholder Indemnified Parties, as applicable, being “Indemnified Parties” and each an “Indemnified Party”) from and against, and to pay to the applicable Unitholder Indemnified Parties as incurred, the amount of any and all Losses based upon, arising out of, relating to or resulting from:
(i)the failure of any of the representations or warranties made by the Purchaser and/or Merger Sub in this Agreement to be true and correct in all respects at and as of the date hereof;
(ii)the breach of any covenant or other agreement on the part of the Purchaser and/or Merger Sub under this Agreement; and
(iii)Fraud by the Purchaser and/or Merger Sub.
(c)Notwithstanding anything in this Agreement to the contrary, for purposes of indemnification obligations under this Section 5, all of the representations and warranties set forth in this Agreement that are qualified as to “materiality”, “material”, “Material Adverse Effect” or other similar qualifications shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of such representation or warranty has occurred and (ii) the amount of Losses arising out of or relating to any such breach of representation or warranty.
(d)The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.
(e)Notwithstanding anything to the contrary in this Agreement, the Unitholders shall have no liability to the Purchaser Indemnified Parties with respect to claims pursuant to this Agreement for Losses with respect to (i) Taxes of the Purchaser Indemnified Parties in taxable periods (or portions thereof) beginning on or after the Closing Date (including Tax positions taken after the Closing Date) other than any Losses arising from a breach of the representation set forth in Section 2.16(e), (ii) Taxes arising due to any action taken outside the ordinary course of business by or at the direction of the Purchaser on or after the Closing Date after the Closing, or (iii) Deferred Payroll Taxes or Sales Tax Liability (except as such amounts may be adjusted in the calculation of final Closing Working Capital pursuant to Section 1.11). The limitations set forth in this Section 5.2(e) shall in no way limit the rights of the Purchaser Indemnified Parties under the R&W Insurance Policy.
(f)Notwithstanding anything to the contrary contained in this Agreement, (i) the Indemnified Parties shall have no obligation to seek indemnification from the Company irrespective of whether such Claim results from an action or inaction by the Company or the Indemnifying Parties, (ii) the Indemnifying Parties shall have no right of contribution from the Company irrespective of whether such Claim results from an action or inaction by the Company or the Indemnifying Parties and (iii) there shall be no proration of the obligation to pay any Losses between the Company and the Indemnifying Parties and, irrespective of whether such Claim results from an action or inaction by the Company or the Indemnifying Parties, the Indemnifying Parties shall be solely responsible for any such Losses. In the case of a Third Party Claim, the Purchaser Indemnified Parties shall be entitled to recover Losses based upon, arising out of, relating to or resulting from any allegation that, if true, would constitute a claim for which the Purchaser Indemnified Parties would be entitled to recovery under this Agreement.
5.3    Indemnification Procedures.
(a)A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought, provided that with respect to any claim against the Unitholder Indemnifying Parties generally or any Unitholder Indemnifying Party specifically, the Purchaser shall provide written notice to the Agent, on behalf of the Unitholder Indemnifying Party(ies), which written notice shall be deemed having been provided to such Unitholder Indemnifying Party(ies).
(b)In the event that any action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 5.2 hereof (regardless of the limitations set forth in Section 5.4 hereof) (a “Third Party Claim”), the Indemnified Party shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the Indemnifying Party; provided, however, that no delay by the Indemnified Party will relieve the Indemnifying Party from any obligation hereunder, unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby. Each Claim Notice shall be in writing and shall describe the Indemnification Claim in reasonable detail, including the basis for the Indemnification Claim and the Losses (if then known) resulting therefrom.
(c)The Purchaser shall have the right, at the sole expense of the Indemnifying Party, to be represented by legal counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified against hereunder with the written consent of the Agent or the Indemnifying Party (which consent shall not be unreasonably conditioned, delayed or withheld). If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.
(d)Notwithstanding anything to the contrary contained herein, to the extent the procedures in this Section 5 are inconsistent with the procedures in the R&W Insurance Policy with regard to matters such as notice, control, settlement or defense of claims, the procedures in the R&W Insurance Policy shall control, but this Section 5.3(d) shall not relieve the Indemnified Party from its obligations hereunder to give notice to the Indemnifying Party.
5.4    Limitations on Indemnification. With respect to indemnification claims brought against any Unitholder Indemnifying Party pursuant to Section 5.2(a) hereof:
(a)Each Unitholder Indemnifying Party’s maximum aggregate liability to the Purchaser Indemnified Parties under Section 5.2(a)(i) (other than with respect to claims based upon breaches of the Fundamental Representations, the IP Representations and/or Fraud) shall be limited to such Unitholder Indemnifying Party’s proportionate share (based on such Unitholder Indemnifying Party’s Percentage) of the Indemnity Escrow Amount; provided, that with respect to claims based upon breaches of the Fundamental Representations, each Unitholder Indemnifying Party’s maximum aggregate liability to the Purchaser Indemnified Parties shall be the total aggregate proceeds actually received by such Unitholder Indemnifying Party in connection with the transactions contemplated by this Agreement; provided further, that with respect to claims based upon breaches of the IP Representations, each Unitholder Indemnifying Party’s maximum aggregate liability to the Purchaser Indemnified Parties shall be 33% of the total aggregate proceeds actually received by such Unitholder Indemnifying Party in connection with the transactions contemplated by this Agreement; provided further, that with respect to claims based upon Fraud by the Company or a Unitholder, each Unitholder Indemnifying Party’s liability shall not be limited.
(b)Other than in respect of Fraud, each Unitholder Indemnifying Party’s maximum aggregate liability to the Purchaser Indemnified Parties under Sections 5.2(a)(ii)-(iii) shall be the total aggregate proceeds actually received by such Unitholder in connection with the transactions contemplated by this Agreement.
(c)Other than in respect of Fraud, each Unitholder Indemnifying Party’s maximum aggregate liability to the Purchaser Indemnified Parties under Section 5.2(a)(v) shall be the sum of, as of the date of an Election Notification, (i) such Unitholder Indemnifying Party’s proportionate share (based on such Unitholder Indemnifying Party’s Percentage) of the remaining Indemnity Escrow Amount and (ii) the dollar value (in accordance with the methodology set forth in Section 5.6(d)), of the Equity Consideration that may be, but has not yet been, issued to such Unitholder Indemnifying Party in accordance with Section 4.3.
(d)The Purchaser Indemnified Parties shall not have the right to be indemnified under Section 5.2(a)(i) (excluding with respect to the Fundamental Representations or Fraud) unless and until the Purchaser Indemnified Parties shall have incurred, on a cumulative basis following the Closing, Losses in excess of $450,000 (the “Deductible”).
(e)The amount of any Losses for which indemnification is provided under this Section 5 shall be net of any insurance proceeds actually recovered by any Purchaser Indemnified Party with respect to such matter (net of any direct, out-of-pocket expenses reasonably incurred by such Purchaser Indemnified Party in collecting such amount, any applicable deductions or retentions or similar costs, payments or increased premiums (to the extent such expenses are not reimbursed by the insurer under such policy of insurance)). A Purchaser Indemnified Party shall use commercially reasonable efforts to seek recovery under all insurance policies covering any Losses. In the event that any insurance proceeds are received by a Purchaser Indemnified Party after payment of an indemnity claim by a Purchaser Indemnified Party hereunder, the Purchaser Indemnified Party shall promptly pay the amount of such proceeds or other recoveries (net of any direct, out-of-pocket expenses reasonably incurred by such Purchaser Indemnified Party in collecting such amount, any applicable deductions or retentions or similar costs, payments or increased premiums (to the extent such expenses are not reimbursed by the insurer under such policy of insurance)) to the Indemnifying Party to the extent of the Indemnifying Party’s prior payment.
(f)The Indemnified Party may not recover any duplicative Losses in respect of a single set of facts or circumstances, regardless of whether multiple claims are asserted under Section 5.2(a) or Section 5.2(b) in respect of more than one warranty or representation in this Agreement or whether such facts or circumstances would give rise to a breach of more than on warranty or representation in this Agreement. The Indemnified Party may not assert any claim under Section 5.2(a) or Section 5.2(b), as the case may be, for any Losses in the event and to the extent the Indemnified Party has already received recovery of such item as a result of final determination of the Adjustment Statement and the post-Closing adjustment to the Closing Purchase Price in accordance with Section 1.11 (or through prior payment under Section 4.1(b).
(g)Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Section 5), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of the Purchaser or any other Purchaser Indemnified Party to make claims under or recover under the R&W Insurance Policy, it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.
5.5    Indemnity Payments. Any payment that any Indemnifying Party is obligated to make to any Indemnified Parties pursuant to this Section 5 shall be paid by the Indemnifying Parties by wire transfer of immediately available funds within thirty (30) days after the date written notice of any sums due and owing is delivered to the Agent by the Purchaser, in the case of Purchaser Indemnified Parties and, to the Purchaser, in the case of Unitholder Indemnified Parties.
5.6    Procedures for Claims Against, and Distributions of, Funds Deposited with Escrow Agent.
(a)Claims. At the time a Purchaser Indemnified Party gives, or at any time after Purchaser Indemnified Party gives, the Agent written notice of such Purchaser Indemnified Party’s indemnification claim hereunder, the Purchaser may make a written claim against the Indemnity Escrow Amount (an “Escrow Claim”) by delivering written notice of the same (the “Escrow Claim Notice”) to the Escrow Agent as more particularly provided in the Escrow Agreement (in which event the Purchaser will provide a copy of such Escrow Claim Notice to the Agent). Any such Escrow Claim Notice will include a brief description of the Escrow Claim and the amount (which may be estimated) of the Escrow Claim. Upon receipt of an Escrow Claim Notice, the Escrow Agent will, as more particularly provided in the Escrow Agreement, segregate from the then-remaining Indemnity Escrow Amount held in the Indemnity Escrow Fund into a separate account (the “Pending Claims Account”) a portion of the Indemnity Escrow Amount as necessary to satisfy and pay the amount of the Escrow Claim as stated in the Escrow Claim Notice. The Escrow Agent will distribute the Indemnity Escrow Amount in accordance with the terms of the Escrow Agreement.
(b)Distribution. On the date that is twelve (12) months after the Closing Date, the Purchaser or the Agent shall deliver a written instruction executed by the Purchaser or the Agent (as applicable) to the Escrow Agent and the Agent or the Purchaser, respectively, in the form provided for in, and pursuant to and in accordance with the terms of, the Escrow Agreement, requesting the Escrow Agent to distribute to the Agent, on behalf of the Unitholders, the then-remaining Indemnity Escrow Amount, minus all amounts then segregated in a Pending Claims Account, to be distributed in accordance with Section 1.6(a).
(c)Any amount to which the Purchaser Indemnified Parties become entitled by reason of the provisions of Section 5.2(a)(i)-(iii) (other than with respect to the IP Representations) shall be satisfied (subject to the other limitations contained in this Section 5, including satisfaction of the Deductible) in the following manner and order of priority: (i) first, from the Indemnity Escrow Fund; (ii) second, from the R&W Insurance Policy (if and to the extent covered thereby); and (iii) third, if and only if such indemnifiable Losses are not covered by the R&W Insurance Policy, directly from the Unitholders with each Unitholder being severally liable for such Unitholder’s Percentage Loss, subject to the Deductible, Cap and such other limitations set forth in Section 5.4.
(d)Any amount to which the Purchaser Indemnified Parties become entitled by reason of the provisions of Section 5.2(a)(v) shall be satisfied as follows: (i) first, from the Indemnity Escrow Fund; (ii) second, from the R&W Insurance Policy (if and to the extent a claim may also be made under Section 5.2(a)(i) and to the extent covered by the R&W Insurance Policy); and (iii) third, if and only if such indemnifiable Losses are not covered by the R&W Insurance Policy, Purchaser shall cause the Unitholders to forfeit a portion of their Equity Consideration as set forth in Section 4.3. Upon a final determination of a Unitholders Indemnifying Parties’ obligation to make an indemnity payment in respect Section 5.2(a)(v), the Purchaser Indemnified Parties shall notify the Unitholders Indemnifying Parties’ in writing (such notification, an “Election Notification”). The value of the Equity Consideration’s contribution to satisfying the indemnity payment shall be based on the closing price of shares of Purchaser Common Stock on the date of the Election Notification. For example, if the closing price of Purchaser’s Common Stock on the date of the Election Notification is $50, a reduction of one share in the Equity Consideration payable to the Unitholder Indemnifying Parties would satisfy $50 of the indemnity obligation. Prior to the First Issuance, any reduction in Equity Consideration pursuant to the foregoing will reduce the Equity Consideration payable in the First Issuance before it reduces the Equity Consideration payable in the Second Issuance.
(e)Any amount to which the Purchaser Indemnified Parties become entitled by reason of the provisions of Section 5.2(a)(i) solely with respect to the IP Representations shall be satisfied (subject to the other limitations contained in this Section 5, including satisfaction of the Deductible) in the following manner and order of priority: (i) first, from the Indemnity Escrow Fund; (ii) second, from the R&W Insurance Policy (if and to the extent covered thereby); (iii) third, if and only if such indemnifiable Losses are not covered by the R&W Insurance Policy, Purchaser shall cause the Unitholders to forfeit a portion of their Equity Consideration as set forth in Section 4.3 pursuant to the procedures and methodology set forth in Section 5.6(d) above, including, without limitation, the delivery of an Election Notice; and (iv) fourth, if and only if such indemnifiable Losses are not covered by the R&W Insurance Policy or by the Equity Consideration, directly from the Unitholders with each Unitholder being severally liable for such Unitholder’s Percentage Loss, subject to the Deductible, Cap and such other limitations set forth in Section 5.4.
5.7    Tax Treatment of Indemnity Payments. The parties hereto agree to treat any indemnity payment made pursuant to this Section 5 as an adjustment to purchase price for federal, state, local and foreign income Tax purposes.
5.8    Exclusive Remedy; Further Limitations. Except for remedies arising from claims based on Fraud, in which case the Indemnified Party shall have all rights and remedies under this Agreement and those provided at law and in equity, and for equitable remedies, the indemnification provisions set forth in this Section 5 shall be the sole and exclusive remedy of the parties hereto with respect to any and all claims from and after the Closing Date arising out of the subject matter of this Agreement; provided, that notwithstanding the foregoing, the Purchaser Indemnified Parties shall have the right to pursue claims from and after the Closing Date (i) against a Company UAR Holder with respect to breaches of its respective representations, warranties and/or covenants under their respective UAR Termination Agreement, provided that each applicable Company UAR Holder’s maximum aggregate liability to the Purchaser Indemnified Parties with respect thereto shall be the total aggregate proceeds actually received by such Company UAR Holder in connection with the transactions contemplated by this Agreement, and (ii) based upon documents primarily related to employment against any party thereto to the extent of and in accordance with their respective terms.
6.Agent.
6.1    Appointment of Agent. Each Unitholder hereby appoints Seth Cassel as the agent and attorney-in-fact of the Unitholders to take the actions set forth herein. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Unitholders. The Agent shall have the authority:

(a)to consummate the transactions contemplated herein and to pay such Unitholders’ expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred prior to, on or after the date of this Agreement);
(b)to give and receive notices and communications;
(c)to authorize or object to delivery to the Purchaser or any other Purchaser Indemnified Party of any portion of the Indemnity Escrow Amount in satisfaction of claims by the Purchaser or any other Purchaser Indemnified Party and to distribute any funds payable by the Purchaser under this Agreement that are for the benefit of Unitholders that are released from the Indemnity Escrow Fund for the benefit of the Unitholders pursuant to the provisions of this Agreement;
(d)to deduct or hold back any funds that may be payable to any Unitholder pursuant to the terms of this Agreement and the Escrow Agreement in order to pay any amount that may be payable by such Unitholder hereunder, in each case on a basis consistent with their Percentage;
(e)to make any determinations with respect to, agree to, negotiate, and enter into settlements and compromises of any matters contemplated by this Agreement, including in connection with the determination or the adjustment of, or any other matter pertaining to, the Closing Purchase Price;
(f)to comply with Orders with respect to any matters contemplated by this Agreement;
(g)to execute and deliver on behalf of such Unitholder any amendment or waiver to the terms of this Agreement or any other Transaction Agreement;
(h)to disburse funds to third parties for expenses and liabilities;
(i)to engage, employ and obtain the advice of legal counsel, accountants and other professional advisors and rely on their advice and counsel, and to incur and pay fees and expenses of such advisors;
(j)to take all actions necessary or appropriate in the judgment of the Agent for the accomplishment of the foregoing or required by the terms of this Agreement or the Escrow Agreement; and
(k)to do each and every act and exercise any and all rights that such Unitholder, or any or all of the Unitholders collectively, are permitted or required to do or exercise under this Agreement.
This grant of authority (including the appointment of agency and this power of attorney) (i) is coupled with an interest and will be irrevocable and will not be terminated by any Unitholder or by operation of Law, whether by the death, incompetence, bankruptcy, liquidation or incapacity of any Unitholder or the occurrence of any other event, and any action taken by the Agent will be as valid as if such death, incompetence, bankruptcy, liquidation, incapacity or other event had not occurred, regardless of whether or not any Unitholder or the Agent will have received any notice thereof and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Unitholder of the whole or fraction of his, her or its interest in the Escrow Fund. Notwithstanding the foregoing, the Agent may resign at any time by providing written notice of intent to resign to the Unitholders, which resignation will be effective upon the earlier of (A) twenty (20) days following delivery of such written notice or (B) the appointment of a successor by unanimous consent of the Unitholders. No bond shall be required of the Agent, and the Agent shall receive no compensation for its services from the Purchaser, the Surviving Company or any of their Affiliates (provided that no such Persons are Unitholders) after the Closing. Notices or communications to or from the Agent shall constitute notice to or from each of the Unitholders.

6.2    Liability of Agent Group. Neither the Agent nor its agents (collectively, the “Agent Group”) shall be liable for any act done or omitted hereunder as Agent while acting in good faith and without gross negligence or willful misconduct and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith. The Unitholders shall, severally but not jointly, indemnify, defend and hold the Agent Group harmless against any Loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Agent Group and arising out of or in connection with the acceptance or administration of its duties hereunder, including the reasonable fees and expenses of any third party retained by the Agent.
6.3    Acceptance of Appointment; Survival of Immunities. By his, her or its signature to this Agreement, the initial Agent hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as Agent and to discharge the duties and responsibilities of the Agent pursuant to the terms of this Agreement. All of the immunities and rights to indemnification granted to the Agent Group under this Agreement shall survive (i) the resignation or removal of Agent or any member of the Agent Group, and (ii) the Closing and/or any termination of this Agreement.
6.4    Actions of Agent. A decision, act, consent or instruction of the Agent shall constitute a decision of all Unitholders and shall be final, binding and conclusive upon each such Unitholder, and the Escrow Agent, the Purchaser, Merger Sub and the Surviving Company may rely upon any decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each and every such Unitholder. The Escrow Agent, the Purchaser, Merger Sub and the Surviving Company are hereby irrevocably relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Agent. The Unitholders acknowledge that the Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.
6.5    Expenses of Agent. Without limiting the foregoing, the Agent shall be entitled to retain legal counsel and to incur such expenses (including court costs and reasonable attorneys’ fees and expenses) as the Agent deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement and the other Transaction Agreements. All fees and expenses incurred by the Agent in performing its duties shall be borne by the Unitholders in accordance with their respective Percentages.
7.Miscellaneous.
7.1    Successors and Assigns. Neither this Agreement nor any rights hereunder shall be assigned in whole or in part by any party thereto without the prior written consent of the other parties hereto; provided, however, that the Purchaser may assign any or all of its rights, obligations and interests hereunder to any Affiliate of the Purchaser without any such written consent but with written notice to the Agent so long as (i) each of the representations and warranties of the Purchaser contained in Section 3 shall still be true and correct in all material respects as of the Closing and (ii) the Purchaser shall remain primarily responsible for the performance of its obligations hereunder. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Except as set forth in Section 4.4, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
7.2    Governing Law. This Agreement and all matters arising directly or indirectly hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to the choice of law or conflict of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

7.3    Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.
(a)The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)Each of the parties hereto hereby consents to process being served by any other party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7.6.
(c)EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
7.4    Counterparts; Electronic Execution. This Agreement may be executed in counterparts (each of which shall become effective when counterparts have been signed by each party and delivered to the other party (including delivery by electronic mail or any other electronic signature as set forth in the following sentence)). Counterparts may be delivered by electronic mail (including, without limitation, Portable Document Format (.pdf) or any electronic signature complying with the Electronic Signatures in Global and National Commerce (ESIGN) Act of 2000 (e.g., www.docusign.com)) or other transmission method, and any counterpart so delivered shall be deemed to constitute an original signature, have been duly and validly delivered and be deemed the same as a handwritten signature for the purposes of validity, enforceability and admissibility pursuant to the ESIGN Act, the Uniform Electronic Transactions Act (UETA) model Law or similar applicable Laws.
7.5    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
7.6    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile or electronic mail (email) if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (c) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the address and/or facsimile number set forth below, or to such other address or facsimile number as subsequently modified by written notice given in accordance with this Section 7.6.

If to the Purchaser, to:
PROS Holdings, Inc.
3200 Kirby Drive, Suite 600
Houston, TX 77098
Attention:    General Counsel
Email:        legal@pros.com

If notice is given to the Purchaser, or the Company following the Closing, a copy (which shall not constitute notice) shall also be given to:

DLA Piper LLP (US)
303 Colorado Street, Suite 3000
Austin, TX 78701
Attention:    John J. Gilluly, III, PC; D. Joseph Fore, PC; Jeffrey Scharfstein
Email:    john.gilluly@us.dlapiper.com; joseph.fore@us.dlapiper.com; jeffrey.scharstein@us.dlapiper.com

If to the Company prior to the Closing, to:

EveryMundo, LLC
25 SE 2nd Ave, Fl 9
Miami, FL 33131
Attention:    Anton Diego and Seth Cassel, Managers
Email:        anton@everymundo.com and seth@everymundo.com

If notice is given to the Company prior to the Closing, a copy (which shall not constitute notice) shall also be sent to:
Litwin Kach LLP
200 N. LaSalle St., Suite 1550
Chicago, Illinois 60601
Attention: Nada A. Litwin
Email: nada@litwinkach.com

If to the Agent, to:

Seth Cassel
4450 N. Jefferson Avenue
Miami Beach, Florida 33140
Email: seth@everymundo.com

If notice is given to the Agent, a copy (which shall not constitute notice) shall also be given to:

Litwin Kach LLP
200 N. LaSalle St., Suite 1550
Chicago, Illinois 60601
Attention: Nada A. Litwin
Email: nada@litwinkach.com

7.7    Fees and Expenses. Except to the extent otherwise expressly provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this agreement are consummated.
7.8    Amendments and Waivers. Any term of this Agreement may be amended or terminated only with the written consent of the Purchaser and (i) prior to the Closing, the Company and the Agent or (ii) following the Closing, the Agent. Compliance with any term or provision of this Agreement in which a party was or is obligated to comply may be waived by the Purchaser, on its own behalf, and following the Closing on behalf of the Company, by the Company, prior to the Closing on its own behalf, or by the Agent, on behalf of the Unitholders and on its own behalf. Any amendment or waiver effected in accordance with this Section 7.8 shall be binding upon each of the parties hereto and their successors and assigns.
7.9    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
7.10    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.
7.11    Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules hereto) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.
7.12    Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
7.13    Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Section 4.4 hereof, the D&O Indemnified Parties are intended third party beneficiaries of such section and shall have the right to enforce such section in their own names.

7.14    Specific Performance. Purchaser and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

7.15    Publicity. Purchaser will provide a copy of an initial press release announcing this Agreement and the transactions contemplated in this Agreement to the Company prior to the Closing and allow the Unitholders an opportunity to review and comment on such press release.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

COMPANY: EVERYMUNDO, LLC By: Name: Title:

AGENT: Seth Cassel

Signature Page to Agreement and Plan of Merger

WEST\296407431.21

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

PURCHASER: PROS HOLDINGS, INC. By: Name: Title:

MERGER SUB: WORLDWIDE MERGER SUB, LLC By: Name: Title:

Signature Page to Agreement and Plan of Merger

WEST\296407431.21